As filed with the Securities and Exchange Commission on June 8, 2005

Registration No. 33-04711

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

POST-EFFECTIVE AMENDMENT NO. 19
TO THE
REGISTRATION STATEMENT ON FORM S-1
UNDER THE SECURITIES ACT OF 1933
(with S-3 Information about Lincoln National Corporation)

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana
(State or other jurisdiction of incorporation or organization)

35-1140070
(I.R.S. Employer Identification No.)

1500 Market Street, Suite 3900
Centre Square West Tower
Philadelphia, PA 19102
(215) 448-1400
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan
(Exact name of registrant as specified in its charter)

Indiana
(State of Incorporation)

35-0472300
(IRS Employer Identification No.)

1300 South Clinton Street
Fort Wayne, IN 46802
(219) 455-2000

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Dennis L. Schoff
Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102
(215) 448-1400
(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: as soon as practicable after this Post-Effective Amendment becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended, the Prospectus contained in this Registration Statement will also be used in connection with the securities registered pursuant to Registration Statements Nos. 2-91708 and 2-83029.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

3,200,000 Shares

LINCOLN NATIONAL CORPORATION
COMMON STOCK
(No Par Value)

20,000,000 Plan Interests

Offered as set forth in this Prospectus pursuant to the

LINCOLN NATIONAL LIFE INSURANCE COMPANY
AGENTS’ SAVINGS AND PROFIT-SHARING PLAN

This prospectus relates to 20,000,000 interests in The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan registered on an initial registration statement on April 30, 1986 (“Plan Interests”). The Plan Interests do not carry separate voting rights. It also relates to 3,200,000 shares of the Common Stock of Lincoln National Corporation to be offered and sold to eligible agents of The Lincoln National Life Insurance Company and certain of its affiliated entities under The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan, which we refer to as the “Plan.”

Our Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges under the symbol “LNC.” On May 31, 2005, the last reported sale price of our Common Stock on the New York Stock Exchange was $45.53 per share.

Each investment option offered to participants under the Plan, referred to as investment accounts or separate accounts (“Investment Accounts”), has its own investment objectives or goals and strategies for meeting those objectives. Investing in each Account involves risk, including possible loss of principal, and there is no guarantee that an Account will achieve its stated investment objectives. If an Account’s investment manager makes incorrect judgments about the markets, the economy, or companies, the return on a participant’s investment may be adversely affected. Investments in any of these Accounts are not bank deposits and are not endorsed, insured, or guaranteed by the Federal Deposit Insurance Corporation (FDIC), any government agency, or bank.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June __, 2005.

It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” on page 58. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the respective dates of such information. Our business, financial condition, results of operations and prospectus may have changed since those dates.

Unless otherwise indicated, all references in this prospectus to “LNC,” “we,” “our,” “us,” or similar terms refer to Lincoln National Corporation together with its subsidiaries and affiliates.

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS
THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

GENERAL INFORMATION

The Lincoln National Life Insurance Company’s (“LNL”) Board of Directors first adopted the Plan on May 11, 1978 for the benefit of eligible participants and those of participating affiliates. The Plan became effective January 1, 1979.

The Plan enables eligible participants serving as independent contractors to us with a convenient and systematic method of saving. Under the Plan, there are currently twenty-four (24) investment Accounts, one of which is the LNC Common Stock Account (see the section entitled “Investment of Contributions”). Wells Fargo Bank Minnesota, N.A., Minneapolis, Minnesota, is the Plan Trustee of the Plan (see the sections entitled “Administration of the Plan” and “Plan Trustee”).

LNL is our wholly owned subsidiary. Our principal executive office is located at 1500 Market Street, Suite 3900, Centre Square West Tower, Philadelphia, PA 19102. Our telephone number is (215) 448-1400. We are a holding company, which operates multiple insurance and investment management businesses through subsidiary companies. LNC was organized under the laws of the State of Indiana in 1968. At March 31, 2005, LNC had consolidated assets of $116.4 billion and consolidated shareholders’ equity of $6 billion.

The following description of the Plan is a summary of its key terms and provisions. The statements contained in this prospectus concerning the Plan are qualified in their entirety by reference to the terms of the Plan itself, which is the legally controlling document. Eligible participants and their beneficiaries may obtain copies of the Plan upon request, or review them at our principal executive office.

FORWARD-LOOKING STATEMENTS—CAUTIONARY LANGUAGE

Except for historical information contained or incorporated by reference in this prospectus or any prospectus supplement, statements made in this prospectus or incorporated by reference in this prospectus or any prospectus supplement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “project,” “will,” “shall” and other words or phrases with similar meaning. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, LNC’s products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products; restrictions on revenue sharing and 12b-1 payments; and the repeal of the federal estate tax;

•
The institution of legal or regulatory proceedings against LNC or its subsidiaries and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which LNC and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities, and extra-contractual and class action damage cases; (c) new decisions which change the law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of LNC’s fixed annuity and life insurance businesses and demand for LNC’s products;

•
A decline in the equity markets causing a reduction in the sales of LNC’s products, a reduction of asset fees that LNC charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs (“DAC”) and an increase in liabilities related to guaranteed benefit features of LNC’s variable annuity products;

•	Ineffectiveness of LNC’s various hedging strategies used to offset the impact of declines in the equity markets;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates and equity market returns from LNC’s assumptions used in pricing its products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income;

•
The effect of life settlement business on persistency assumptions used in pricing life insurance business, which may cause profitability of some business to fall below expectations and could potentially result in deficient reserves;

•	Changes in GAAP that may result in unanticipated changes to LNC’s net income;

•
Lowering of one or more of LNC’s debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on LNC’s ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of LNC’s insurance subsidiaries, and the adverse impact such action may have on the premium writings, policy retention, and profitability of its insurance subsidiaries;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of LNC’s companies requiring that LNC realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including LNC’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that LNC has purchased;

•	Acts of terrorism or war that may adversely affect LNC’s businesses and the cost and availability of reinsurance;

•	Competitive conditions that may affect the level of premiums and fees that LNC can charge for its products;

•
The unknown impact on LNC’s business resulting from changes in the demographics of LNC’s client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;

•	Loss of key portfolio managers in the Investment Management segment, financial planners in Lincoln Financial Advisors or wholesalers in Lincoln Financial Distributors; and

•
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding, and investment results.

The risks included here are not exhaustive. Our annual reports on Form 10-K, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undo reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

RISK FACTORS

You should carefully consider the risks described below and those incorporated by reference into this prospectus before making an investment decision in the Plan generally, or in the LNC Common Stock Account specifically. The risks and uncertainties described below and incorporated by reference into this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially affected. In that case, the value of our Common Stock could decline substantially.

If future policy benefits and claims exceed our insurance and annuity premiums and reserves, our financial results would be adversely affected.

Our reserves for future policy benefits and claims may prove to be inadequate. We establish and carry, as a liability, reserves based on estimates by actuaries of how much we will need to pay for future benefits and claims. For our life insurance and annuity products, we calculate these reserves based on many assumptions and estimates, including estimated premiums we will receive over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of benefits or claims to be paid and the investment returns on the assets we purchase with the premiums we receive. The assumptions and estimates we use in connection with establishing and carrying our reserves are inherently uncertain. Accordingly, we cannot determine with precision the ultimate amounts that we will pay for, or the timing of payment of, actual benefits and claims or whether the assets supporting the policy liabilities will grow to the level we assume prior to payment of benefits or claims. If our actual experience is different from our assumptions or estimates, our reserves may prove to be inadequate in relation to our estimated future benefits and claims. As a result, we would incur a charge to our earnings in the quarter in which we increase our reserves.

Because the equity markets impact our profitability, equity market declines may also negatively affect our business and profitability.

Our profitability has benefited from strong equity markets in 2003 and 2004. The fee revenue that we earn on equity-based variable annuities, unit-linked accounts, variable universal life insurance policies and investment advisory business, is based upon account values. Because strong equity markets result in higher account values, strong equity markets positively affect our net income through increased fee revenue. In addition, the increased fee revenue resulting from strong equity markets increases the expected gross profits (“EGPs”) from variable insurance products. As a result, the higher EGPs may result in lower net amortized costs related to deferred acquisition costs (“DAC”), deferred sales inducements (“DSI”), the present value of in-force business (“PVIF”) acquired expenses and deferred front-end sales loads (“DFEL”) associated with those products. For more information on DAC, DSI, PVIF and DFEL amortization, see “Critical Accounting Policies” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of our Form 10-K for the year ended December 31, 2004 and incorporated herein by reference. Finally, the amount of reserves related to the guaranteed minimum death benefits (“GMDB”) for variable annuities is tied to the difference between the value of the underlying accounts and the guaranteed death benefit, which is affected by the equity markets. Accordingly, strong equity markets will decrease the amount of GMDB reserves that we carry.

Conversely, a weakening of the equity markets results in lower fee income and, depending upon the significance of the drop in the equity markets, may result in higher net expenses associated with DAC, DSI, PVIF and DFEL. Both lower fee income and higher net expenses may have a material adverse effect on our results of operations and capital resources. Furthermore, a decrease in the equity markets will increase the net amount at risk under the GMDB, which has the effect of increasing the amount of GMDB reserves that we carry. As a result, if such reserves are not reasonable in relation to our expected liabilities for GMDBs, we may have to increase the level of the GMDB reserves. Such an increase in reserves would result in a charge to our earnings in the quarter in which we increase our reserves to bring them within a reasonable range of our estimated future liabilities related to the GMDB guarantees.

Because the profitability of our fixed annuity and interest-sensitive whole life, universal life and fixed portion of variable universal life insurance businesses depends in part on interest rate spreads, interest rate fluctuations could negatively affect our profitability.

Changes in interest rates may reduce both our profitability from spread businesses and our return on invested capital. Some of our products, principally fixed annuities and interest-sensitive whole life, universal life and the fixed portion of variable universal life insurance, expose us to the risk that changes in interest rates will reduce our “spread,” or the difference between the amounts that we are required to pay under the contracts and the amounts we are able to earn on our general account investments intended to support our obligations under the contracts. Declines in our spread from these products could have a material adverse effect on our businesses or results of operations.

In periods of increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets needed to fund the higher crediting rates necessary to keep our interest sensitive products competitive. We therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets. In periods of declining interest rates, we have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments then available. Moreover, borrowers may prepay fixed-income securities, commercial mortgages and mortgage-backed securities in our general account in order to borrow at lower market rates, which exacerbates this risk. Because we are entitled to reset the interest rates on our fixed rate annuities only at limited, pre-established intervals, and since many of our policies have guaranteed minimum interest or crediting rates, our spreads could decrease and potentially become negative.

Increases in interest rates may cause increased surrenders and withdrawals of insurance products. In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as policyholders seek to buy products with perceived higher returns. This process may lead to a flow of cash out of our businesses. These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses. A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds. In addition, unanticipated withdrawals and terminations also may require us to accelerate the amortization of DAC. This would increase our current expenses.

A downgrade in our claims-paying or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors.

Nationally recognized rating agencies rate the financial strength of our principal insurance subsidiaries and the debt of LNC. Ratings are not recommendations to buy our securities. Our ratings are provided in our Form 10-K for the year ended December 31, 2004.

Our claims-paying ratings, which are intended to measure our ability to meet policyholder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness. The interest rates we pay on our borrowings are largely dependent on our credit ratings. Each of the rating agencies reviews its ratings periodically, and our current ratings may not be maintained in the future. A downgrade of the financial strength rating of one of our principal insurance subsidiaries could affect our competitive position in the insurance industry and make it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings. This could lead to a decrease in fees as outflows of assets increase, and therefore, result in lower fee income. Furthermore, sales of assets to meet customer withdrawal demands could also result in losses, depending on market conditions. A downgrade of our debt ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital. In addition, a downgrade of these ratings could make it more difficult to raise capital to refinance any maturing debt obligations, to support business growth at our insurance subsidiaries and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries.

A drop in the rankings of the mutual funds that we manage as well as a loss of key portfolio managers could result in lower advisory fees.

While mutual funds are not rated, per se, many industry periodicals and services, such as Lipper, provide rankings of mutual fund performance. These rankings often have an impact on the decisions of customers regarding which mutual funds to invest in. If the rankings of the mutual funds for which we provide advisory services decrease materially, the funds’ assets may decrease as customers leave for funds with higher performance rankings. Similarly, a loss of our key portfolio managers who manage mutual fund investments could result in poorer fund performance, as well as customers leaving these mutual funds for new mutual funds managed by the portfolio managers. Any loss of fund assets would decrease the advisory fees that we earn from such mutual funds, which are generally tied to the amount of fund assets and performance. This would have an adverse effect on our results of operations.

 Our businesses are heavily regulated and changes in regulation may reduce our profitability.

Our insurance subsidiaries are subject to extensive supervision and regulation in the states in which we do business. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders, and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of supervision and regulation covers, among other things:

•	standards of minimum capital requirements and solvency, including risk-based capital measurements;

•	restrictions of certain transactions between our insurance subsidiaries and their affiliates;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;

•	limitations on the amount of dividends that insurance subsidiaries can pay;

•	the existence and licensing status of the company under circumstances where it is not writing new or renewal business;

•	certain required methods of accounting;

•	reserves for unearned premiums, losses and other purposes; and

•
assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

The regulations of the state insurance departments may affect the cost or demand for our products and may impede us from taking actions we might wish to take to increase our profitability. For example, on December 29, 2004, the New York State Insurance Department promulgated, as an emergency measure, amendments to its regulations governing the valuation of life insurance reserves for New York authorized insurers issuing certain life insurance policies. Specifically, the amendments apply to life insurance policies providing secondary guarantees, such as policies with our lapse protection rider, that allow those policies to remain in force at the original schedule of benefits, even if the policy’s cash value is depleted, as long as the contractual requirements to maintain the secondary guarantee are satisfied. The amendments apply retroactively to policies issued on or after January 1, 2003. We do not currently expect these changes to affect LNL’s ability to continue as an accredited reinsurer in New York. However, although we continue to examine various alternatives to mitigate the impact of New York’s statutory reserve requirements, they may constrain LNL’s ability to pay dividends to LNC and may result in an increase in the cost of lapse protection rider products.

Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines. Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company. As of March 31, 2005, no state insurance regulatory authority had imposed on us any substantial fines or revoked or suspended any of our licenses to conduct insurance business in any state or issued an order of supervision with respect to our insurance subsidiaries, which would have a material adverse effect on our results of operations or financial condition.

In addition, Lincoln Financial Advisors and Lincoln Financial Distributors as well as our variable annuities and variable life insurance products are subject to regulation and supervision by the SEC and the National Association of Securities Dealers (“NASD”). Our Investment Management segment, like other investment management groups, is subject to regulation and supervision by the SEC, NASD, Municipal Securities Rulemaking Board, the Pennsylvania Department of Banking and jurisdictions of the states, territories and foreign countries in which they are licensed to do business. Lincoln U.K. is subject to regulation by the Financial Services Authority in the U.K. These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.

Many of the foregoing regulatory or governmental bodies have the authority to review our products and business practices and those of our agents and employees. In recent years, there has been increased scrutiny of our businesses by these bodies, which has included more extensive examinations, regular “sweep” inquiries and more detailed review of disclosure documents. These regulatory or governmental bodies may bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper. These actions can result in substantial fines, penalties or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations or financial condition.

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

There continues to be a significant amount of federal and state regulatory activity in the industry relating to numerous issues including market timing and late trading of mutual funds and variable annuity products and broker-dealer access agreements. Like others in the industry, we have received related inquiries including requests for information and/or subpoenas from various authorities including the SEC, NASD, the New York Attorney General and other authorities. We are in the process of responding to these inquiries and continue to cooperate fully with such authorities. In addition, we are, and in the future may be, subject to legal actions in the ordinary course of our insurance and investment management operations, both domestically and internationally. Pending legal actions include proceedings relating to aspects of our businesses and operations that are specific to us, and proceedings that are typical of the businesses in which we operate. Some of these proceedings have been brought on behalf of various alleged classes of complainants. In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant harm to our reputation, which in turn could materially harm our business prospects.

Changes in federal income tax law could make some of our products less attractive to consumers and increase our tax costs.

The Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) as well as the Jobs and Growth Tax Relief Reconciliation Act of 2003 contain provisions that will, over time, significantly lower individual tax rates. This will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. EGTRRA also includes provisions that will eliminate, over time, the estate, gift and generation-skipping taxes and partially eliminate the step-up in basis rule applicable to property held in a decedent’s estate. Many of these provisions expire in 2008 and 2010, unless extended. The Bush Administration has proposed that many of the foregoing rate reductions be made permanent, as well as several tax-favored savings initiatives, such as the elimination of the estate tax, that, if enacted by Congress, could also adversely affect the sale of our annuity, life and tax-qualified retirement products and increase the surrender of such products. Although we cannot predict the overall effect on the sales of our products of the tax law changes included in these Acts, some of these changes might hinder our sales and result in the increased surrender of insurance products.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our businesses or result in losses.

We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective. Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models. As a result, these methods may not predict future exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations and pay future dividends.

We are a holding company, and we have no direct operations. Our principal asset is the capital stock of our insurance and investment management subsidiaries. Our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends upon the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us. Payments of dividends and advances or repayment of funds to us by our subsidiaries are restricted by the applicable laws of their respective jurisdictions, including laws establishing minimum solvency and liquidity thresholds. Changes in these laws, such as New York State amendments to its statutory reserve requirements, can constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance subsidiaries (known as ceding). At the end of 2004, we had ceded approximately $236.9 billion of life insurance in-force to reinsurers for reinsurance protection. Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk. As of March 31, 2005, we had $7.3 billion of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts. Of this amount, $4.5 billion, at March 31, 2005, is due from Swiss Re and relates to the sale of our reinsurance business to Swiss Re in 2001 through an indemnity reinsurance agreement. During 2004, Swiss Re funded a trust for $2.0 billion to support this business. In addition, should Swiss Re Life & Health America Inc. financial strength ratings drop below either S&P AA- or AM Best A or their NAIC risk based capital ratio fall below 250%, assets equal to the reserves supporting business reinsured must be placed into a trust according to pre-established asset quality guidelines. Furthermore, approximately $1.9 billion of the Swiss Re treaties are funds-withheld structures where we have a right of offset on assets backing the reinsurance receivables. The balance of the reinsurance is due from a diverse group of reinsurers. The collectibility of reinsurance is largely a function of the solvency of the individual reinsurers. We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business. We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions. Despite these measures, a reinsurer’s insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract, especially Swiss Re, could have a material adverse effect on our results of operations and financial condition.

Significant adverse mortality experience may result in the loss of, or higher prices for, reinsurance.

We reinsure approximately 85% to 90% of the mortality risk on newly issued life insurance contracts. Our current policy is to retain no more than $5.0 million on a single insured life issued on fixed and variable universal life insurance contracts. Additionally, the retention per single insured life for term life insurance and for Corporate Owned Life Insurance (COLI) is $1 million and $2 million, respectively. These retention limits are reviewed regularly for continued appropriateness and may be changed in the future. If we were to experience significant adverse mortality experience, this would be passed to our reinsurers. As a result, some or all of our reinsurers may not renew our reinsurance or may significantly raise reinsurance premiums. If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or revise our pricing to reflect higher reinsurance premiums. If this were to occur, we may be exposed to reduced profitability and cash flow strain or we may not be able to price new business at competitive rates.

We may be unable to attract and retain sales representatives and other employees, particularly financial advisors.

We compete to attract and retain financial advisors, portfolio managers and other employees, as well as independent distributors of our products. Intense competition exists for persons and independent distributors with demonstrated ability. We compete with other financial institutions primarily on the basis of our products, compensation, support services and financial position. Sales in our businesses and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining financial advisors, portfolio managers and other employees, as well as independent distributors of our products. For example, in 2005, we are changing the compensation structure for Lincoln Financial Advisor’s financial advisors. Although we believe the new compensation structure will benefit us, our policyholders and our planners, if a significant number of financial advisors terminate their affiliation with us, it could have a negative impact on our sales and ability to retain existing in-force business.

 Our sales representatives are not captive and may sell products of our competitors.

We sell our annuity and life insurance products through independent sales representatives. These representatives are not captive, which means they may also sell our competitors’ products. If our competitors offer products that are more attractive than ours, or pay higher commission rates to the sales representatives than we do, these representatives may concentrate their efforts in selling our competitors’ products instead of ours.

Intense competition could negatively affect our ability to maintain or increase our profitability.

Our businesses are intensely competitive. We compete based on a number of factors including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength, and claims-paying and credit ratings. Our competitors include insurers, broker-dealers, financial advisors, asset managers and other financial institutions. A number of our business units face competitors that have greater market share, offer a broader range of products or have higher claims-paying or credit ratings than we do.

In recent years, there has been substantial consolidation and convergence among companies in the financial services industry resulting in increased competition from large, well-capitalized financial services firms. Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements. Furthermore, larger competitors may have lower operating costs and an ability to absorb greater risk while maintaining their financial strength ratings, thereby allowing them to price their products more competitively. We expect consolidation to continue and perhaps accelerate in the future, thereby increasing competitive pressure on us.

Losses due to defaults by others could reduce our profitability or negatively affect the value of our investments.

Third parties that owe us money, securities or other assets may not pay or perform their obligations. These parties include the issuers whose securities we hold, borrowers under the mortgage loans we make, customers, trading counterparties, counterparties under swaps and other derivative contracts, reinsurers and other financial intermediaries. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure, corporate governance issues or other reasons. A downturn in the U.S. and other economies could result in increased impairments.

SUMMARY OF THE PLAN

Purpose

The purpose of the Plan is to encourage and assist you and other participants in adopting a regular savings and investment program, and to help you to build a secure retirement.

ELIGIBILITY AND PARTICIPATION

The Plan generally covers agents who are citizens or residents of the United States and who are classified as full-time life insurance salespersons under the Federal Insurance Contributions Act and have entered into an AG2K contract with LNL.

Upon hire and after receipt of the necessary enrollment and election forms, you may become a participant in the Plan by calling Wells Fargo’s Benefit Helpline voice response system, or accessing Wells Fargo’s web site and using their assigned personal identification number to complete the enrollment process.

In order to participate:

•	you must designate a rate of pre-tax contributions (between 1% and 25%);

•	you must provide Wells Fargo with investment directions specifying how you want your Pre-Tax Contributions, your Company Contributions, and your Rollover Contributions*, if any, invested; and

•	you must designate a beneficiary to receive benefits under the Plan in the event of your death.

*For a description of Pre-Tax, Company, and Rollover Contributions, please see the “Participant Contributions” section directly below.

Your executed enrollment and election forms authorize us to deduct the amount you elected to contribute from your eligible earnings on a pre-tax basis. Eligible earnings are defined as all commissions paid to you during the Plan Year for life insurance and annuity products written by you personally with the Company while an agent, plus any amount that is contributed by us pursuant to a commission reduction agreement and that is not includable in your gross income under any IRS section 125 plan sponsored by us. Eligible earnings shall not include, for purposes of this Plan, compensation commonly referred to as “Company Credits,” or deferred compensation.

Your participation in this Plan is effective on the date you complete the enrollment process, as determined by the Plan administrator. Deductions begin, where administratively practicable, with your first commission statement after we receive your completed enrollment data and election forms.

Your participation in the Plan is voluntary and we make no recommendations as to whether you or any other eligible agent should or should not participate.

PARTICIPANT CONTRIBUTIONS

Pre-Tax Contributions

You may contribute your eligible earnings to the Plan on a pre-tax basis (“Pre-Tax Contributions”). You may elect to contribute between 1% and 25% of your eligible earnings, up to a maximum of $13,000 annually for 2004, and $14,000 for 2005 (as adjusted periodically by the Internal Revenue Service).

However, if you are a highly compensated participant (currently, anyone who made at least $90,000 in 2004) your rate of Pre-Tax Contributions will be limited to 9% of eligible earnings. You may change the rate of your contributions to the Plan at any time, with the change effective in most cases on the next payday. You may suspend contributions to the Plan, and may again begin contributing to the Plan, at any time. Your Pre-Tax Contributions will be credited to a separate Pre-Tax Contribution account established in your name.

In addition, if you are age 50 or older, you may make additional pre-tax “catch-up” contributions to the Plan. The catch-up amount for 2004 was $3,000, and for 2005 is $4,000; this limit will increase to $5,000 in 2006.

To be eligible to make a catch-up contribution for any Plan Year, you must:

•	be age 50 or older by the end of such Plan Year;

•	have contributed the maximum annual pre-tax contribution amount allowable under various IRS and Plan limits (described above); and

•	have contributed at the maximum rate allowed by the Plan for the entire Plan Year (25%, or 9% if you are a highly compensated participant).

If, under the rules outlined above, you are eligible to make catch-up contributions, your catch-up contributions will not be subject to the 9% limit for highly compensated participants referred to above.

Wells Fargo will review participant accounts at the end of each Plan Year to ensure that these eligibility requirements were met. If their review shows that you contributed less than the maximum allowed under the various limits, or at less than the maximum rate at any time during the Plan Year, your catch-up contributions will be reclassified as regular Pre-Tax Contributions. Please note that Company Contribution (as described below) will not be made with respect to catch-up contributions—Company Contributions will not be credited with respect to catch-up contributions that are re-classified as regular contributions.

After-Tax Contributions

You are no longer permitted to make contributions to the Plan from your after-tax wages (“After-Tax Contributions”). However, a separate After-Tax Contribution account will be maintained for each participant who made After-Tax Contributions to the Plan before January 1, 1989.

Rollover Contributions

You may transfer or “rollover” amounts from an individual retirement account or another qualified retirement plan (“Rollover Contribution”) to the Plan at any time, in accordance with procedures established by the Committee (the Plan Administrator) and certain requirements under the Internal Revenue Code (the “Code”). Any Rollover Contributions accepted by the Plan Administrator will be credited to a separate Rollover Contribution account established in your name.

COMPANY CONTRIBUTIONS

We may make two types of contributions to the Plan on your behalf: a basic contribution and a discretionary contribution. Unless we distinguish between these two types of contributions, the term “Company Contributions” refers to both kinds.

Each pay period, we will credit your account with a basic contribution (or “match”) of $.50 for every $1.00 you invest in the Plan, for up to 6% of your eligible earnings.

In addition, each Plan year we may make an additional discretionary matching contribution of up to $1.00 for every $1.00 invested up to 6% of eligible earnings each pay period. You must be an agent in good standing on the last day of the Plan Year in order to be eligible for the additional discretionary matching contribution. However, if you are absent on the last day of the Plan Year because you retired during the Plan Year, or due to your death or disability, you will still be eligible for this discretinoary matching contribution. The discretionary match must be authorized and approved by our Board of Directors. Our Board determines whether any discretionary contribution should be made with respect to a Plan Year, and the amount of any such contribution, based on their assessment of Lincoln Financial Advisor’s (“LFA”) financial performance during that period. In measuring LFA’s performance, the Board considers factors such as annual operating income and whether enterprise revenue targets have been reached. The Board of Directors of LNL then ratifies the discretionary contribution. Discretionary contributions, if approved, will be credited to your Company Contribution account after the close of the Plan Year to which the contribution relates.

The maximum amount that we would contribute in any Plan Year to your Plan account in total is $1.50 for every $1.00 you invested, up to 6% of your eligible earnings. Any Company Contributions will be credited to a separate Company Contribution account established in your name. Please note that any catch-up contributions you may have made are not eligible to be matched (no Company Contribution will be made with respect to such amounts).

Any Company Contribution made with respect to any Plan Year will vest two years after being credited to you. Company Contributions that have been credited to your Company Contribution account for over two years are referred to as “matured contributions.” This concept of matured vs. non-matured contributions is not to be confused with the concept of “vesting,” which is described in more detail in the section entitled “Vesting,” below.

ACCOUNT STATEMENTS

Shortly after the end of each calendar quarter, the Plan Trustee will furnish you with a current statement of your Plan accounts. This statement will include the following information for the preceding calendar quarter: (a) the amount of any contributions to your Plan account (Pre-Tax Contributions, Company Contributions, Rollover Contributions, loan repayments, etc.) and how they are invested in the Plan, (b) the amount, if any, of investment earnings credited to your Plan accounts, and (c) a statement of the assets currently held for you by the Plan Trustee. Stock dividends, stock splits and similar changes will be reflected through the appropriate adjustments to your LNC Common Stock Account.

LIMITATIONS ON CONTRIBUTIONS

As stated earlier, “highly compensated” participants (for 2004 and 2005, those earning at least $90,000 in 2003 and 2004, respectively), may contribute a maximum amount equal to the lesser of 9% of eligible earnings or $14,000.

The Plan, along with other similar plans maintained by us, must meet certain nondiscrimination rules set forth in the Code. These rules ensure that the Plan does not discriminate in favor of highly compensated participants. If the Plan does not meet these non-discrimination rules, adjustments to contributions may be necessary and may require the Plan Administrator to revoke or modify your elections, or to reduce the amount of your Pre-Tax Contributions, as well as Company Contributions, to the extent necessary to eliminate the amounts the IRS considers an “excess” contribution. If adjustments are necessary for a Plan Year, the Plan Administrator may reduce your Pre-Tax Contributions for that year to the extent necessary to eliminate the excess. Alternatively, the Plan Administrator may refund excess contributions to you. Such refunded amounts would be immediately taxable. The Plan Administrator may also hold excess Company Contributions in a suspense account to be used to reduce the amount of Plan expenses (including our obligations to make Company Contributions). If the Plan Administrator were to terminate the Plan, it would allocate amounts in this suspense account pro rata to the participants participating in the Plan as of the date of the Plan termination, pursuant to the relevant provisions of the Code.

Finally, during any calendar year, the sum of your Pre-Tax Contributions and Company Contributions may not exceed limits set under Code section 415. For 2005, the maximum is the lesser of 100% of your eligible earnings, or $42,000 (or $41,000 for 2004). In addition, the maximum amount of compensation considered in determining your benefits under the Plan may not exceed $210,000 ($205,000 for 2004). And as stated above, your Pre-Tax Contributions may not exceed $14,000 for 2005 (or $13,000 for calendar year 2004), or 9% (8% for calendar year 2004) of your eligible earnings, if you are a highly compensated participant. Again, these limits are subject to change, and regular cost-of-living adjustments.

EXPENSES OF THE PLAN

Certain expenses relating to the Plan are charged against the Plan’s assets. Auditing fees and Plan Trustee fees may be charged to each of your Plan accounts. Asset management and other fees are charged to each of the Investment Accounts offered under the Plan, except the LNC Common Stock Account and Guaranteed Account. For a more detailed description of the fees associated with the Investment Options offered under this Plan, please refer to the Section entitled “Your Investment Options”, beginning on page [ ] of this Prospectus. Expenses may vary from one individual to the next, depending on the types of investments you make.

VESTING

You are fully vested in any of your Pre-Tax and After-Tax Contributions under the Plan at all times.

Company Contributions vest based upon your years of service:

Years of Service	Percent Vested

1	0%
2	50%
3 or more	100%

Once your Company Contribution is vested, it is no longer subject to forfeiture once you cease being an agent for us. A “year of service” means any calendar year in which you are, on the last day of the Plan year (December 31st), a full-time life insurance salesperson for us.

In addition, you will become 100% vested in your Company Contribution account, regardless of your years of vesting service, if your service terminates for any of the following reasons:

•	disability;

•	retirement;

•	death; or

•	your termination as an agent for LNL.

You will also become 100% vested in your Company Contribution account if this Plan terminates.

For purposes of this Plan: (a) “termination” means the termination of your contract as a full-time life insurance agent with LNL (other than by reason of retirement, disability or death), (b) “retirement” is defined as termination of your full-time contract with LNL at age 60 or older, and (c) “disability” means the complete inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death, or to be of long-continued and indefinite duration.

Should you become an employee of one of our affiliates which has not adopted the Plan prior to the date on which you would be fully vested, any non-vested Company Contributions and earnings thereon will remain in the Plan and will vest as if you had remained in an eligible agent, as long as you continue to be an employee of such affiliate through the applicable date of vesting.

In addition to being subject to the vesting schedule described above, Company Contributions “mature” after having been in your Company Contribution account for at least two years after the contribution was credited for the applicable Plan Year. Non-matured Company Contributions have been credited for less than two years. If you have been a participant in the Plan for less than five years, you are only permitted to withdraw matured Company Contributions—you may not withdraw non-matured Company Contributions. If you have been in the Plan for five or more years, however, you may withdraw matured or non-matured Company Contributions. All non-mature Company Contributions automatically mature on the first to occur of:

•	the date you complete five (5) years of service for us;

•	the date you cease being an agent for us or an employee for any of our affiliates;

•	the date you retire;

•	the date of your death; or

•	the date you become disabled.

For purposes of this Plan, “retirement” is defined as termination of your full-time contract with LNL at age 60 or older, and “disability” means the complete inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death, or to be of long-continued and indefinite duration.

DISTRIBUTIONS FROM THE PLAN

Under certain circumstances, you may be permitted to withdraw money from one or more of your Plan accounts. However, we may be required to withhold 20% of the distribution to pay federal income taxes, and certain excise or “penalty” taxes may apply to amounts withdrawn from a qualified Plan. The rules regarding each distribution may be different, and will also depend on which Plan account your distribution is taken from. See the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

After-Tax Contribution Account

You may withdraw all or any portion of your After-Tax Contribution account, subject to any limitation applicable to the Investment Accounts in which the balance is invested, as well as the following limitations:

•	the minimum amount you can withdraw at any time is $500;

•	if the amount in your After-Tax Contribution account is less than $500, you must withdraw the entire amount; and

•	you may not be able to take an immediate distribution from your After-Tax Contribution account if the Plan is terminated or if a notice of Plan termination has been issued.

Please see the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

Company Contribution Account

You may withdraw all or any portion of the vested balance credited to your Company Contribution account only after amounts credited to your After-Tax Contribution account (if any) have been withdrawn. If you have been a participant in this Plan for less than five years, however, you may be permitted to withdraw only matured Company Contributions (please see the discussion of “matured” versus “non-matured” Company Contributions in the section entitled “Vesting,” above). Any distribution from your Company Contribution account is subject to any limitation applicable to the Investment Accounts in which your Company Contributions are invested, as well as the following limitations:

•	the minimum amount you can withdraw at any time is $500;

•	if the amount in your Company Contribution account is less than $500, you must withdraw the entire amount; and

•	you may not be able to take an immediate distribution from your Company Contribution account if the Plan is terminated or if a notice of Plan termination has been issued.

Please see the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

Rollover Contributions

You may withdraw all or a portion of your Rollover account in the Plan, subject to any limitations which may apply to the Investment Accounts in which your Rollover account is invested, as well as the following limitations:

•	the minimum amount you can withdraw at any time is $500;

•
amounts attributable to employer contributions that were rolled over to the Plan may not be withdrawn for two years from the date of the rollover (if the rollover was from a plan sponsored by one of our affiliates, the Committee may determine that the two-year restriction period is measured from the date the contribution was made by the employer); and

•	you may not be able to take an immediate distribution from your Rollover account if the Plan is terminated or if a notice of Plan termination has been issued.

Please see the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

Pre-Tax Contributions

If you have no After-Tax Contribution account, or amounts credited to such account have already been distributed to you, and you have already taken all amounts available to you from your Company Contribution accounts (vested and/or matured amounts), and you have attained age 59-1/2, you may withdraw all or any portion of your Pre-Tax Contribution account, subject to any limitations which may apply to the Investment Accounts in which your Pre-Tax Contribution account is invested, as well as the following limitations:

•	the minimum amount you can withdraw at any time is $500;

•	the maximum available for withdrawal will be reduced, under a formula provided in the Plan, for any outstanding loan balances you have with the Plan at the time you request the withdrawal.

Please see the section entitled “Federal Income Tax Consequences” below for more information about the tax treatment of Plan distributions.

Hardship Withdrawals

If you have no balance in your After-Tax Contribution account, Company Contribution account (available for distribution because of “vesting” or “maturing” rules), or your Rollover account, and you have not yet attained age 59-1/2, you may be able to withdraw amounts attributable to Pre-Tax Contributions (not including earnings) if you are experiencing a financial hardship. The Internal Revenue Service defines a financial hardship as:

•	the existence of certain non-reimbursable medical expenses;

•	tuition and related educational fees (including room and board) for post-secondary education for you or your dependents;

•	the purchase (excluding mortgage payments) of a primary residence; and

•	the imminent foreclosure of, or your eviction from, your primary residence.

The minimum amount you can take for any hardship withdrawal is $500. Such a withdrawal must be demonstrably necessary due to your immediate and heavy financial need, and the withdrawal cannot exceed the exact amount required to meet the hardship. However, the hardship withdrawal may include an amount necessary to pay any taxes and penalties associated with the withdrawal. In order to be deemed to meet the immediate and heavy financial need requirement, the following conditions must be met:

•	you must have taken all distributions other than hardship distributions first, and all non-taxable loans currently available under all plans that we and our affiliates maintain;

•
you may not make any Pre-Tax Contributions to the Plan, or to any other pension, profit-sharing or deferred compensation plan sponsored by us, for 6 months from the date of receipt of the hardship withdrawal; and

•
the amount that you may contribute to your Pre-Tax Contribution account during the calendar year after the year in which you receive your hardship withdrawal will be reduced by the amount you contributed to your Pre-Tax Contribution account in the year of the hardship withdrawal.

To request a hardship withdrawal, you must deliver a written request, explaining your financial hardship, and how you meet each of these requirements, to the Plan Administrator. At your election, the Plan Trustee will deliver securities and cash from the applicable Plan account(s), or a total cash distribution, based upon the current market value or any applicable current redemption value of the securities in your Plan accounts as of the date of withdrawal. See the section below entitled “Fractional Shares” for information regarding the settlement of fractional share interests in LNC Common Stock.

PARTICIPANT LOANS

You may obtain a loan from the Plan, in accordance with the terms of the Plan and the various procedures as determined by the Plan Administrator. The amount that you may borrow is determined as follows:

•
You may borrow up to fifty percent (50%) of your vested Plan account balance, not to exceed $50,000. You may have up to two outstanding loans at any one time, as long as the combined amounts do not exceed the maximums stated above.

•	There is a $50 loan origination fee charged by Wells Fargo, the Plan Trustee and record keeper.

•
If you had any loans during the prior 12 months from any qualified plan maintained by us, the $50,000 maximum loan referred to in (1) above will be further reduced by the total of the highest outstanding loan balances for the previous 12-month period.

•
Your requested loan amount will first be taken out of your Pre-Tax Contribution account. If there is not a sufficient amount in your Pre-Tax Contribution account, the remaining amount will be taken out of your After-Tax account, Rollover account, matured Company Contribution account, and non-matured Company Contribution account, in that order. The loan amount will be taken out of each Investment Account in which such balances are invested, on a pro-rata basis.

•
In general, a loan must be repaid through payroll deduction over a period of no more than 60 months and for interest at the then prevailing rate for loans of a similar nature. For loans used to acquire a primary residence, as defined by Section 267(c)(4) of the Code, the term of the loan may be up to 240 months.

•
The loan is subject to withdrawal restrictions applicable to the Investment Accounts in which your Pre-Tax Contribution account, your matured Company Contribution account, your non-matured Company Contribution account, and your Rollover account is invested.

•
In the event that you have an outstanding loan balance when your Pre-Tax Contribution account is paid to you or your beneficiary because of your disability, termination, retirement, or attainment of age 59-1/2, the loan balance (including accrued interest) will be deducted from the amount otherwise payable. For purposes of this Plan, “disability” and “retirement” are defined in the section entitled “Lump Sum Distributions” directly below. If you or your beneficiary defers this distribution to a later date, you must pay the outstanding loan balance within 90 days of termination or retirement.

•
Contributions used to repay the loan will be invested in the same manner as your current investment allocations. If you are not currently contributing to the Plan, you must separately indicate the investment allocation for the repayment of the loan.

•	The Committee can adopt written loan procedures, which may impose other terms and conditions. These loan procedures are available upon request from our Human Resources department.

LUMP SUM DISTRIBUTIONS

You, or your beneficiary or legal representative in the event of your death, will be entitled to the full value of your Pre-Tax Contribution and Company Contribution accounts, as well as any amounts credited to your Rollover and/or After-tax Contribution accounts upon the date of your termination of service by reason of death, disability or retirement (as defined below).

Your Plan account will be paid to you in a lump sum distribution, unless you are eligible to have your Plan account distributed to you in the form of periodic payments, or installments (see the section entitled “Periodic Payments” below).

Tax penalties may apply for distributions beginning before termination at age 55. For a more detailed discussion of the tax consequences associated with taking distributions from the Plan, please see the Section below entitled “Federal Income Tax Consequences.”

If your termination occurs before you reach age 70-1/2, and the value of your Plan accounts is greater than $1,000, you may elect to defer distribution until not later than the April 1st following attainment of age 70-1/2. However, if you fail to return the form provided to you at the time of your termination, and your Plan account value is greater than $1,000, distribution of your Plan account balance will be automatically deferred until the April 1st following your attaining age 70-1/2, unless you send Well Fargo written notice prior to that time indicating that you wish to initiate your Plan distribution.

A distribution for an amount of $1,000 or less will be paid in a lump sum. No deferral of a distribution for this amount is available. If you do not elect to receive the distribution of amounts credited to your LNC Common Stock Account in Common Stock, this distribution will be made to you in cash.

Distribution at Retirement

You are entitled to the full value of all amounts credited to your Plan accounts (including any non-vested Company Contributions) upon retirement. For purposes of this Plan, “retirement” is the date on which you terminate your full-time contract with us (and you are not employed by us or any of our affiliates) at age 60 or older. If you retire before reaching age 70-1/2, you may elect to defer distribution of your Plan accounts to no later than the April 1st following attainment of age 70-1/2.

Distribution at Disability

If you are disabled, you may request that your distribution under the Plan begin at any time. In most cases, early distribution of your Plan account because of disability will not result in the 10% excise or penalty tax described in the section entitled “Federal Income Tax Consequences” below. For purposes of this Plan, “disability” means the complete inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death, or to be of long-continued and indefinite duration. Proof of your disability, including evidence as to the permanence and degree of such impairment shall be supported by medical evidence and provided to the Plan Administrator upon request.

Distribution at Death

Upon your death, your spouse, if you were married at the time or your death, or your beneficiary, if single, will be entitled to the amounts credited to any accounts established for you under the Plan, including any invested amounts.

Distribution at Termination

If your contract as a full-time life insurance agent is terminated (other than by reason of retirement, disability or death), or you become ineligible to participate in this Plan and you are not employed with any of our affiliates, or you do not take a corporate contract, you will be entitled to the value of your Pre-Tax

Contributions, any After-Tax Contributions, and any vested Company Contributions. Non-vested Company Contributions and earnings thereon will be forfeited.

Form of Distribution

 If you have invested in Investment Accounts other than the LNC Common Stock Account, you will generally not receive a pro-rata share of the underlying investment of each Investment Account in which you invested at the time of your distribution. Although the Plan Administrator does have the discretion to direct the Plan Trustee to make an in-kind distribution from the Investment Accounts, usually the Plan Trustee will distribute in cash the value of your proportionate share of any Investment Accounts in which your are invested. Distributions from the LNC Common Stock Account will be made, at your election, in cash or in kind. (See the Section entitled “Fractional Shares” below for treatment of fractional share interests in LNC Common Stock.)

PERIODIC PAYMENTS OF DISTRIBUTIONS

At Retirement

As an alternative to taking a lump sum distribution from the Plan, you may elect to begin taking periodic withdrawals from your Plan account(s). These periodic withdrawals are limited to one per calendar year and must be at least equal to the greater of $5,000, or 20% of the value of your Plan account(s). If you have a balance in your Plan account when you reach age 70-1/2, this balance will be automatically distributed to you on the April 1st following your attainment of age 70-1/2. (NOTE: If there is an outstanding loan balance at the time of retirement, you must repay the entire amount before making periodic withdrawals from the distribution amount).

At Disability

If you become eligible for a distribution from the Plan as the result of disability, you may, as an alternative to taking a lump sum distribution, take periodic withdrawals. These withdrawals are limited to one per calendar year and must be equal to the greater of $5,000, or 20% of the value of your Plan account(s). (NOTE: If there is an outstanding loan balance at the time of retirement, you must repay the entire amount before making periodic withdrawals from the distribution amount.) Disability is defined in the Section entitled “Lump Sum Distributions” above.

At Death

As an alternative to taking a lump sum distribution of the entire balance of your Plan account(s) at the time of your death, your beneficiary may elect to take periodic annual withdrawals from the Plan during a period not to exceed (5) years. These withdrawals are limited to one per calendar year and must be at least equal to the greater of $5,000, or 20% of the value of your Plan account(s). For example, if your Plan account value is $10,000 on the date of the your death, and you have designated two beneficiaries, each must take an immediate distribution.

Forfeitures of Accounts

Breaks-In-Service. In the event that you forfeit amounts in your Company Contribution account due to your termination, and you do not incur a 5-year-break-in-service, such forfeited amount shall be re-credited to your Company Contribution account upon your return to service as a full-time life insurance salesman under the Code, a general agent, or our employee, and such accounts shall continue to vest in accordance with the Plan’s vesting schedule. For purposes of this Plan, “termination” means the termination of your contract as a full-time life insurance agent with LNL (other than by reason of retirement, disability—as defined in the section entitled “Lump Sum Distributions” above—or death). A 5-year-break-in-service is a period of five consecutive Plan Years, beginning with the Plan Year in which you cease being a full-time life insurance salesman under the Code, a general agent, or an employee of one of our affiliates on the last day of each Plan Year. For the purposes of determining a break-in-service, any Plan Year in which you are absent from work on the last day of the Plan Year on account of your pregnancy; the birth of your child; the placement of a child in connection with your adoption of that child; or the care of a child for a period beginning immediately after a child’s birth or placement because of the preceding three reasons, and you are a full-time life insurance salesman under the Federal Income Contributions Act, a general agent, or an employee of one of our affiliates, on the last day of the Plan Year following the Plan Year in which your absence occurs, shall not be counted in determining the break-in-service. If you are no longer a full-time life insurance salesperson, and you become our employee, no further contributions will be made on your behalf, but not eligible to participate in the Plan, the securities and cash in his Company Contribution Account will continue to vest.

The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”). Under USERRA, or the “Veteran’s Act,” if you cease being an eligible agent in order to serve in the armed forces of the United States, and then you return to your agent status with us within the period of time established by USERRA, your military service will be counted towards your vesting in Company Contributions under the Plan, and will not be treated as a break-in-service. You will also be able to make up any Pre-Tax Contributions that you would have been able to make had you not been in service. In addition, your Plan account will be credited with the amount of any additional Company Contributions that would have been made to you had you not been in the service, based on the amount you actually contribute on a “make-up” basis. Finally, if you have an outstanding loan, you will not be required to make repayments while you are in service for a period determined by law. Please contact the Plan Administrator for details.

FRACTIONAL SHARES

Interests in fractional shares of our Common Stock will not be subject to distribution or withdrawal. Rather, fractional share interests in Common Stock will be paid in cash based on the market value of LNC Common Stock on the valuation date immediately preceding the date of distribution or termination of service, as may be applicable. For purposes of this Plan, “termination” means the termination of your contract as a full-time life insurance agent with LNL (other than by reason of death, retirement, or disability—as defined above in “Lump Sum Distributions”).

 BENEFICIARY DESIGNATION

You may designate on an appropriate form filed with Wells Fargo, a beneficiary or beneficiaries to receive any securities and cash to which you are entitled under the Plan in the case of your death. Your beneficiary designation may be changed or cancelled by you at any time by filing an appropriate form with Wells Fargo. If you are married on the date of your death, your surviving spouse will be deemed to be your beneficiary, unless your surviving spouse has consented (in the manner required by the Code) by a writing filed with Wells Fargo to another individual(s) being your beneficiary. If your designated beneficiary has predeceased you, then payment shall be made to your surviving spouse, if any, or, if none, to your estate.

 ASSIGNMENT

No right or interest of any Participant or beneficiary in the Plan is assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, or bankruptcy, except in connection with a loan from the Plan to a participant, or as provided under the terms of a qualified domestic relations order (“QDRO”) (as defined in 414(p) of the Code) as determined by the Plan Administrator. Our Benefits Committee shall adopt QDRO procedures that shall be available upon request from our Human Resources department.

The one exception to the anti-assignment provision described above is distribution pursuant to a QDRO. Upon our receipt of written notice from you or your spouse of a pending domestic relations order, a domestic relations restriction (“DRR”) will be placed on your Plan accounts. The DRR will be removed only upon notice that no QDRO is forthcoming, or upon final approval and disposition under a QDRO.

The already defined Plan Administration has established special rules and procedures relating to QDROs. You may request a copy of these procedures.

 AMENDMENT OR TERMINATION OF PLAN

By action of its Board of Directors, we may terminate or amend the Plan or suspend the operation of any provision of the Plan, at any time, provided, however, that:

•
no amendment shall be made that will result in the recovery by us of any part of a Company Contribution to the Plan, except under limited circumstances as may be provided under the trust agreement and permitted under the Code;

•	any amendment that affects the rights and duties of the Plan Trustee may be made only with the consent of the Plan Trustee;

•	no amendment of the Plan shall affect your rights with respect to the continuance of vesting of such securities and cash attributable to Company Contributions or earnings thereon;

•	upon the termination or suspension of the Plan, your rights to the amounts credited to your Plan account(s) as of the date of such termination or suspension shall not be forfeitable.

  ADMINISTRATION OF THE PLAN

Plan Trustee

LNL, acting by its Board of Directors, has the authority to appoint one or more individuals or corporations to act as Plan Trustee. The Plan Trustee is responsible for the custody, investment, and distribution of Plan assets.

The Plan Trustee, Wells Fargo Bank Minnesota, N.A., 510 Marquette Avenue, Suite 500, Minneapolis, MN 55402-1118 (NBIN), is a major banking facility used in processing all contributions and distributions from the Plan. Wells Fargo is also the principal bank through which LNL and its affiliates make payments to policyholders and others. As of May 27, 2005, we owned no outstanding Common Stock of the Plan Trustee. The Plan Trustee, in its capacity as trustee for various corporations and individuals, may own shares of LNC Common Stock for and on behalf of its beneficiaries.

The Plan Trustee serves pursuant to the terms of a written trust agreement. This agreement is available from the Human Resources Department or from the Plan Administrator for inspection on request by Plan participants. We may discharge or remove the Plan Trustee and appoint a successor Plan Trustee upon 30 days written notice to the Plan Trustee; provided, however, that such successor is a banking institution legally qualified to serve as a Plan Trustee. In case of discharge or removal, the Plan Trustee agrees to transfer the Trust assets to its named successor, and upon such transfer, the Plan Trustee will be discharged and relieved of its duties. In the event of discontinuance of the Plan, the Trust Agreement may be discontinued by action of our, or LNL’s, Board of Directors; provided, however, that until all Plan assets in the Trust have been distributed, the Plan Trustee will retain all the rights and powers given to it by the Trust Agreement.

Plan Administrator

The LNC Benefits Committee is the Plan Administrator and Named Fiduciary for the Plan. Our Chief Executive Officer appoints Committee members. A listing of current members appears below. Each member of the Committee is a named fiduciary, as that term is defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each Committee member, as a fiduciary, has the authority to control and manage the operation and administration of the Plan. Members of the Committee receive no compensation from the Plan. The Committee’s responsibilities include operating the Plan in accordance with its terms; enforcing its provisions in an equitable and non-discriminatory manner; determining all questions arising under the Plan (including determinations of eligibility and of benefits payable); and directing payments of benefits. In aid of its responsibilities, the Committee is empowered to adopt regulations and procedures necessary for the proper and efficient administration of the Plan.

A Committee member may resign by giving us and the other Committee members 10 days written notice. In addition, we may remove a Committee member at any time by giving advanced written notice to the member and to the other Committee members.

MEMBERS OF THE LINCOLN NATIONAL CORPORATION BENEFITS COMMITTEE

Name	Committee Title

Stephen Dover	Chairman
Barbara Bird	Secretary
Duane Bernt	Member
Sharon Marnien	Member
Carolyn McIntyre	Member
Kim Miner	Member
Tim Sexton	Member

The business address of the Committee is Centre Square West Tower, 1500 Market Street, Suite 3900, Philadelphia, PA 19102-2112, Telephone (215) 448-1400.

Voting of Shares

Voting rights with respect to all securities held by the Plan will be exercised by the Plan Trustee or by a proxy solicited by the Plan Trustee. You have the right to direct the Plan Trustee in a voting of share equivalents in your Common Stock account. If the Plan Trustee does not receive voting instructions from all participants, the shares for which the Plan Trustee did not receive instructions will be voted in the same proportion as the shares for which the Plan Trustees receives instructions.

 FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the federal income tax consequences of participation in the Plan, and on distributions from the Plan, based on provisions of the Code and applicable regulations in effect as of the date of this Prospectus. The actual tax consequences for any individual will depend on his or her circumstances. Detailed information about how taxes may affect your benefits and distributions under this Plan can be found in IRS Publication 575, Pension and Annuity Income, which is available on the public website of the Internal Revenue Service. YOU SHOULD CONSULT A QUALIFIED TAX ADVISER TO DETERMINE THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO YOUR INDIVIDUAL CIRCUMSTANCES.

Contributions. The Plan is a qualified employee benefit plan under Section 401(a) of the Code. Company Contributions to the Plan, as well as dividends paid on LNL Common Stock held in the Plan, are deductible, subject to certain restrictions, by LNL for corporate federal income tax purposes under Section 404(a) of the Code. Although your Pre-Tax contributions will not be subject to federal income tax, social security taxes and federal unemployment taxes will be withheld. In addition, depending on where you live and the tax rules in effect in that jurisdiction, state and local taxes may be withheld from your Pre-Tax Contributions.

Earnings. In general, you will not be subject to federal income taxes on any earnings accruing with respect to Company Contributions, your Pre-Tax contributions, and any After-Tax Contributions or Rollover Contributions until such amounts are distributed to you.

Loans. You will not be taxed on loans from the Plan if the loans are repaid in accordance with their terms.

Distributions. Amounts distributed to you will be taxable as ordinary income to the extent that the amounts received exceed the amount of your After-Tax Contributions, if any. Until withdrawn, such After-Tax Contributions are referred to as “Net Unrecovered Contributions.”

In addition, if you receive LNC Common Stock as part of your distribution, the fair market value of the Stock on the date of distribution over its basis (Net Unrealized Appreciation) may not be taxed at the time of distribution (unless you elect to be taxed at that time, under procedures to be prescribed by the IRS). When you receive a distribution of our Common Stock from the Plan, you may be able to defer the tax on the net unrealized appreciation (NUA) in the Stock. The NUA is the increase in Stock value while the shares were in the Plan’s trust. If the distribution is a lump-sum distribution, tax is deferred on all of the NUA unless you choose to include it in income for the year of distribution. If the distribution is not a lump sum distribution, tax can be deferred only on the NUA resulting from your After-Tax contributions, if any. The NUA on which tax can be deferred will be indicated on your Form 1099-R (issued due to the distribution). When you sell Stock with tax-deferred NUA, any gain is long-term capital gain up to the amount of the NUA. Any gain that is more than the NUA is long-term or short-term gain, depending on how long the Stock was held after distribution from the Plan.

Dividends on your LNC Common Stock that you elect to receive in cash are taxable income and are not subject to the 10% excise penalty described below. You will receive a Form 1099 DIV at year-end from Wells Fargo, reported with your W-2 information.

The Plan is required to withhold 20% of any lump sum distribution to pay applicable federal income taxes (excluding amounts attributable to After-Tax Contributions), unless you rollover the distribution to an IRA or another qualified employer plan, as described below. If you receive payment of your benefit in the form of an annuity, however, you may elect whether or not to have federal taxes withheld from each payment.

In addition, you may be required to pay a 10% excise or penalty tax on the distributed amounts that are taxable. The 10% penalty will not apply in the certain situations, including the following:

•	Your account is paid to you after age 59 ½;

•	Your account is paid to you after you leave Lincoln on or after the date you reach age 55;

•	Your account is paid to you or your beneficiary(ies) because of your death or in most cases of disability (as defined in the Section entitled “Lump Sum Distributions” above);

•	You incur certain tax-deductible medical expenses for the year;

•	Payment is directed to another person pursuant to a qualified domestic relations order;

•
Payment is made in substantially equal installments over your life expectancy or the joint life expectancy of you and your spouse/beneficiary (however, the Plan does not currently offer a lifetime annuity option); or

•
You roll over or directly transfer the taxable amount of your account to an IRA or another qualified employer-sponsored plan as defined by the Code (e.g., an IRA or individual retirement account or annuity, or other qualified plan (a “rollover”).

Rollovers. You can also delay paying applicable taxes if you rollover all or part of your distribution to another qualified employer-sponsored plan or individual retirement account (IRA). A rollover defers taxation of the taxable portion that is rolled over. The rollover can be “direct” or “indirect.” Indirect Rollovers must be made within 60 days of receipt of the distribution and are subject to rules that differ from the direct rollover rules. If you do not elect a direct transfer of the entire lump-sum distribution, the Plan is required to withhold 20% of the taxable portion of the distribution to pay federal income taxes.

Generally, in cases where the participant has died, the same tax rules apply to distributions taken by the participant’s beneficiary as would have applied to the participant. A beneficiary who is the surviving spouse of the participant may be eligible to rollover the distribution (other beneficiaries cannot elect the rollover option).

 YOUR RIGHTS AND PROTECTIONS UNDER ERISA

The Plan is subject to many of the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA requires certain kinds of reporting and disclosure of information regarding the Plan and its investments to government agencies and participants. ERISA also imposes stringent standards of fiduciary responsibility, and prohibits transactions with parties-in-interest for which there is no available exemption. Because the Plan is an individual account and profit-sharing plan it is not subject to the funding standards of Title I of ERISA, or covered by the Plan termination insurance program of Title IV of ERISA, which is administered by the Pension Benefit Guaranty Corporation.

The Plan is intended to comply with Section 404(c) of ERISA. If the Plan meets the various requirements of Section 404(c) are met, you are responsible for investing the assets in your Plan account(s) amount the investment options offered, and neither we nor the Plan fiduciaries are liable for any investment losses you may experience as a direct result of your investments in the Plan. Among the requirements of Section 404(c) is that you must be provided with meaningful investment information periodically, so that you are provided with the opportunity to exercise meaningful, independent control over the assets in your Plan account(s).

You obtain more information about the Plan, including a description of the annual operating expenses of each investment Account offered through the Plan, copies of financial reports for each investment Account, and copies of the Plan’s confidentiality procedures. These materials may be made available at a nominal charge. Please contact Ann Madden, Benefits Analyst, Pension and Savings Plan Administration (260) 455-3025, or Human Resources, 6C-07, P.O. Box 7837, Fort Wayne, Indiana 46801, for more information.

As a participant in the Plan, you are entitled to certain rights and protections under ERISA.

The Right to Receive Information About the Plan

ERISA provides that all Plan participants are entitled to:

•
Examine, without charge, at the Plan Administrator’s office and at other locations, all Plan documents, including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Administration.

•	Obtain, upon written request to the Plan Administrator, copies of all Plan documents, including insurance contracts, copies of the latest annual report (Form 5500 Series)

filed by the Plan Administrator with the U.S. Department of Labor, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report when requested.

The Right to Prudent Action by Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The persons who operate the Plan, called fiduciaries, have a duty to do so prudently and in the interest of Plan participants, and beneficiaries. Fiduciaries who violate ERISA may be removed and required to repay losses they have caused to the Plan.

Enforce Your Rights

No one, including a company, a union, or any other person, may fire or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising any of your rights under ERISA. If your claim for Plan benefits is denied in whole or in part, a written explanation of the reason for the denial must be provided to you or to your designated representative. You have the right to have the Plan Administrator review and reconsider your claim. Under ERISA, there are steps that you can take to enforce the above rights.

For instance, if you request materials from the Plan Administrator and you do not receive them within 30 days, you may file suit in a federal court to obtain the information. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the materials are provided, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may sue for those benefits in a state or federal court. If you believe that the Plan’s fiduciaries are misusing the Plan’s money, or if you believe that you are being discriminated against for asserting any of your rights, you may seek assistance from the U.S. Department of Labor, or you may sue in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, however, the court may order you to pay these costs and fees, for example, if it finds your claim was frivolous. If you have any questions about the Plan, you should contact the Plan Administrator.

If you have any questions about this statement, or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Administration.

 ERISA CLAIMS PROCEDURES

If we determine that you or your beneficiary are entitled to benefits under this Plan, you will be notified in writing or electronically of your entitlement to such benefits, and we will provide you with the proper forms to apply for and elect such benefits.

If you or your beneficiary feel that you are not receiving a Plan benefit that you should, you may file a written claim for that benefit with the Claims Administrator. Please address any such claims to the Claims Administrator for this Plan (see section entitled “Important Information about the Plan”, below). The Claims Administrator will decide whether to grant or deny your claim. If your claim is denied, within 90 days after filing your claim you will receive a written notice explaining the specific reason(s) for denial, the Plan provisions that support the decision to deny the benefit, a description of any additional information needed to review your claim request, instructions for requesting a review of your denied claim and a description of those review, or “appeal” procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under ERISA section 502(a). If special circumstances require an extension of time for processing the claim, you will receive written notice of the extension prior to the end of the 90-day period.

You will have a chance, within 60 days after you receive this written notice, to ask for a review by the Claims Administrator of your claim and its denial. Upon your request, you may also receive, at no cost to you, copies of all documents, records and other information relevant to your claim. You and/or your beneficiary may submit written issues comments to the Claims Administrator. Your claim will then be reviewed by the Claims Administrator. Generally, you will receive written notice of the final decision of the Claims Administrator within 60 days after your request for a review. If special circumstances require a 60-day extension of time to review the decision, you will receive notice of the extension within the 60-day period (with extension, this review must be concluded within 120 days).

If your claim is denied, the Claims Administrator will notify you either in writing or electronically within the applicable day period specified above and will explain the specific reason(s) for denying your appeal, the Plan provisions that support the decision to deny your appeal, and a statement of your right to bring a civil action under ERISA section 502(a). Under such circumstances, you have the right to bring a legal action within 90 days of the date you are informed that your appeal has been denied. If you fail to bring a timely court action, your claim will be permanently denied.

 IMPORTANT INFORMATION ABOUT THE PLAN

The Plan Sponsor:

The Plan Sponsor is The Lincoln National Life Insurance Company. As Plan Sponsor, The Lincoln National Life Insurance Company reserves the right to terminate or amend this Plan at any time, by action of its Boards of Directors.

The Plan Administrator and Named Fiduciary:

The Lincoln National Corporation Benefits Committee
Centre Square West Tower

1500 Market Street, Suite 3900
Philadelphia, PA 19102-2112

Telephone: (215) 448-1400

The Plan Trustee:

Wells Fargo Bank Minnesota, N.A.
c/o Claims Administrator Lincoln Financial Group
510 Marquette Avenue, Suite 500
Minneapolis, MN 55402-1118

The Claims Administrator:

Wells Fargo Bank Minnesota, N.A.
c/o Claims Administrator Lincoln Financial Group
510 Marquette Avenue, Suite 500
Minneapolis, MN 55402-1118

Participating Employers:

The Lincoln National Life Insurance Company
Lincoln Life & Annuity Company of New York
Lincoln National Advisors Corporation

Plan Year:

January 1st through December 31st

Agent for Service of Legal Process:

Dennis L. Schoff, General Counsel
Lincoln National Corporation
Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102-2112

Identification Numbers:

The Employer Identification Number assigned to The Lincoln National Life Insurance Company by the Internal Revenue Service is: 35-0472300.

The Employer Identification Number assigned to the Lincoln National Corporation Benefits Committee by the Internal Revenue Service is: 35-1620788.

The Plan number is 006.

Top Heavy Rules:

The Internal Revenue Code provides a complicated set of rules for determining whether the Plan is “top heavy”. Stated simply, the Plan is top heavy if the value of aggregated account balances belonging to “key employees” exceeds the aggregated account balances belonging to the non-key employees. Key employees are generally officers and other highly compensated employees.

If the Plan became “top heavy”, the Plan’s benefits and vesting schedule would be enhanced. We would notify you in the unlikely event that the Plan ever became top heavy.

General Legal Note: The summary of the Plan contained in this Prospectus is not intended to be the legally controlling Plan document. Where there is a discrepancy between the summary of the Plan and the terms and provisions of the Plan document, the terms and provisions of the Plan document control. Neither the Plan document, the summary of the Plan document contained in this Prospectus, or your rights to any benefits provided under the Plan constitutes a contract of employment.

 VALUATION OF INVESTMENTS

Securities authorized for investment under the Plan will be valued each day the New York Stock Exchange is open for business. Depending on the type of security being valued, a determination of value is based on: the closing price of the security on an exchange on which such securities are listed; the average bid quotations for such securities; quotations from other sources deemed by the Plan Administrator to be reliable as fairly reflecting the market price or redemption price of the securities; the value as reported by an insurance company with respect to a segregated investment account in which the Plan invests; or the average sale or purchase price of the securities when the Plan Trustee is required to sell or purchase securities on the open market to comply with the requests of participants.

All of the Investment options, including the LNC Common Stock Account (discussed in more detail below), are unitized. That means that if you invest in an investment option, you and other investors own a pro-rata portion of all of the securities that may be in the investment option (e.g., stocks, bonds, shares of mutual funds, or units of variable insurance trust funds other investment options - whatever the manager of the investment account has chosen to invest in to meet its investment objectives), as well as a pro-rata portion of the cash held by the investment option for liquidity purposes.

The value of a unit of any investment option is determined by adding the value of all of securities in the investment option, plus the cash or value of the money market units, then dividing the total value of the Account by the total number of outstanding units issued by the investment option. For the LNC Stock Account, the value of a unit is calculated each day by dividing the current value of all LNC Common Stock in the Account, plus any cash, by the total number of units allocated to participant Plan accounts. Some accounts, such as the LNC Common Stock Account, held units of a money market account rather then actual cash to satisfy liquidity needs. The cash or money market units are used to execute daily transactions, thus avoiding the need for the manager to sell shares of stock on the open market and wait to receive the cash proceeds from the sale to satisfy a participants' transfer or redemption transactions.

The valuation date for loans, withdrawals and transfers is the date your request, via the Benefits Helpline, is received and confirmed, as long as your call is received prior to 3 p.m. (Central Time) on a business day (otherwise the next business day). The valuation date for all other distributions will be no later than the second business day after receipt of your correctly completed distribution form. The valuation date for new agent contributions, LNL contributions and loan repayments is the date on or following a payday on which such payments are received by the Plan Trustee for investment.

 YOUR INVESTMENT OPTIONS

Depending on your investment needs and objectives, you may decide to concentrate or diversify the assets credited to your Plan accounts, and future contributions you and we make to your accounts, among the various Investment options described below. Wells Fargo will deem any investment direction(s) you give them to be continuing directions until you affirmatively change them. If you have not given Wells Fargo specific investment directions for your Plan accounts, Wells Fargo will automatically invest your Pre-Tax Contributions in the Short-Term Account, your basic Company Contribution in the same Investment Accounts as your Pre-Tax Contributions, and will invest all discretionary Company Contributions in the LNC Common Stock Account.

You may terminate your investment directions for amounts currently credited to your Plan accounts, or change investment directions with respect to future contributions at any time. This includes the right to transfer part or all of your current Plan account balances, including non-matured Company Contributions, at any time to another Investment options, subject to any trading restrictions or other limitations imposed by the Investment options involved. Any terminations or changes to your current investment directions, or transfers permitted among Investment options, will be effective on the date the transaction is processed via the Benefits Helpline or Wells Fargo’s web site. Participants who have exceeded 26 trades in any one calendar year will not be able to place transaction orders electronically or by phone for the remainder of such calendar year - they will, however, be permitted to trade through first class U.S. mail service. In the event market conditions restrict the ability of the Plan Trustee to comply with transfer requests, transfer amounts will be pro-rated per each participant making a transfer request. This will be based on the total value of the amounts being requested for transfer.

The Plan Trustee will invest amounts contributed to the Plan as soon as reasonably possible after receipt, and in accordance with your investment directions and the provisions of the Plan. Assets acquired under the Plan are purchased primarily on the open market. In addition to purchasing shares of our Common Stock on the open market, the Plan Trustee may from time to time purchase authorized and unissued shares directly from us, or purchase outstanding shares directly from its shareholders. Under the terms of the Plan, certain fees, commissions, and other expenses for these transactions will be charged to the Plan.

In deciding how to invest your Plan account, you should carefully consider the investment options that are right for you. You should read the following information carefully when making Plan investment decisions. The information below will help you understand the investment choices and the differences among them. The information provided to you in the following description of investment options should not be construed as an investment recommendation for any particular investment option.

Comparative Performance of Investment Options

In general, the following table sets forth the annualized yield earned on the investment options currently offered by the Plan over certain periods of time—assuming the reinvestment of dividends and interest. The yield information provided below is measured by the overall performance of each investment option as if the investment was held for the entire Plan Year. All rates of return represent past performance and are not necessarily indicative of future performance. Many conditions such as inflation, business growth and interest rates may be different in the future. Investment return and principal value may fluctuate and may be worth more or less than the original cost. This table has been prepared to assist you in making your investment directions under the Plan. However, the value of this information is limited, and you should consult a qualified investment adviser before making any investment decisions. In general, investment management fees and contract fees have not been deducted from the performance data below. Please see the description of “Expense” for each Investment Account for more detail about these fees andexpenses. In cases where the charges were not included, please note that the performance figures would be reduced if such expenses were deducted from performance data.

Investment Account		Annualized Returns as of April 29, 2005*

	1 Year	3 Years	5 Years	10 Years
LNC Common Stock[1,6]	3.45	1.40	8.60	11.66
Guaranteed Account	4.38	4.28[7]	5.01[7]	5.80[7]
(SA #14) Short-Term	1.91	1.60	3.01	4.48
(SA #12) Government/Corporate Bond	7.41	8.31	9.42	8.25
(SA #20) High Yield Bond	9.15	13.21	8.62	8.77
(SA #30) Conservative Balanced	6.98	6.24	5.72	7.70
(SA # 21) Balanced	7.00	5.40	1.69	8.62
(SA # 32) Aggressive Balanced	8.86	6.33	1.60	8.49
(SA # 61) Delaware Value[6]	10.80	4.23	2.21	5.89[2]
(SA # 28) Value Equity	9.11	4.84	2.90	8.16
(SA # 11) Core Equity	9.01	5.33	-1.92	9.80
(SA # 27) Scudder VIT Equity 500 Index[6]	6.13	3.97	-3.14	3.92[3]
(SA # 35) Fidelity VIP Contrafund[6]	9.45	8.10	1.51	12.09
(SA # 59) Fidelity VIP Overseas[6]	6.04	6.53	-3.72	5.33
(SA # 38) Neuberger Berman AMT Regency[6]	12.73	10.57	6.58	5.69
(SA # 33) Social Awareness[6]	9.33	5.94	-1.32	11.35
(SA # 23) Large Capitalization Equity	0.18	-3.21	-10.46	6.90
(SA # 22) International Equity	20.36	14.22	9.26	8.05
(SA # 70) Janus Aspen Series Large Cap Growth[6]	0.43	0.16	-10.19	7.37
(SA # 34) American Funds New Perspective[6]	5.86	1.29	-9.16	-1.48[4]
(SA # 37) Neuberger Berman Mid-Cap Growth[6]	8.59	1.48	-8.33	7.52[5]
(SA # 17) Medium Capitalization Equity	5.28	2.87	-9.77	6.71
(SA # 36) Scudder VIT Small Cap Index[6]	4.23	5.25	3.63	N/A
(SA # 24) Small Capitalization Equity	-5.45	3.10	-5.24	9.53

* Excludes the effect of expenses, unless otherwise indicated.
1.	Performance results reflect the value of LNC Common Stock only (adjusted to reflect dividends paid and stock splits), not the historical unitized value of the LNC Common Stock Account investment.
2.
Performance stated is the performance of SA#61since inception, which was June 4, 1996. Performance is a blend of the previous underlying investment option(s) - Delaware Large Cap Value Fund and the current underlying investment option - Delaware Value Fund, which has been the underlying investment option since December 2004.

3. The Scudder VIT Equity 500 Index Fund commenced operations on October 1, 1997.
4.
Performance stated is the performance of SA#34 since inception, which was July 1, 1999. Performance is a blend of the previous underlying investment option Janus Aspen World Wide Growth, and the current underlying investment option - American Funds New Perspective, which has been the underlying investment option of SA #34 since May 2004.

5. The Neuberger Berman Mid-Cap Growth Fund commenced operations on November 3, 1997.
6. The operating expense associated with the underlying fund has been deducted from the rates of return.
7. Performance information as of December 31, 2004.

Description of Investment Options - Overview

Wells Fargo currently holds a group annuity contract, issued by LNL, which provides for contributions to each of the investment options listed below. Wells Fargo will hold in trust all contributions under the Plan for which a valid investment election is in place, and they will invest all of your Pre-Tax, basic Company

Contributions, and Rollover contributions, if any, and earnings thereon in one or more of the following investment options in accordance with your investment instructions.

For purposes of this Plan, there are two general types of investment options, or “Investment Accounts”:

(1)	Managed Separate Accounts - For these Accounts, LNL has hired a registered investment advisor to actively manage a portfolio of securities.

(2)	Separate Account Purchasers - For these Accounts, LNL buys shares of a retail mutual fund or of a variable insurance trust (VIT) fund to meet its investment objectives.

Investment Risks

It is important to keep in mind one of the main axioms of investing: the higher the risk of losing money, the higher the potential reward. The reverse, also, is generally true: the lower the risk, the lower the potential reward. As you consider investing in the Plan’s Accounts, you should take into account your personal risk tolerance. Diversification within an Account, and within your investment portfolio, can reduce risk.

All of the Accounts are subject to the following general risks:

Inflation Risk: The possibility that, over time, the returns will fail to keep up with the rising cost of living.

Liquidity Risk: The chance that an Account, if it had insufficient reserves to meet participant withdrawals, would incur market value adjustment or penalty for early withdrawal from one or more of its contracts.

Market Risk: The chance that the value of an investment will change because of rising (or falling) stock or bond prices.

In addition, depending on the style, composition, and the investment strategy of a particular Account, an Account may be subject to one or more of the following risks:

Call/Prepayment Risk: The chance that during periods of falling interest rates, a mortgage-backed bond issuer will repay a higher-yielding bond before its maturity date because the underlying mortgages have been paid off ahead of schedule. If this were to occur, the Account would lose the opportunity for additional unit price appreciation, and would be forced to reinvest the unanticipated proceeds at lower interest rates. As a result, the Account would experience a decline in income.

Country Risk: The possibility that events such as political or financial troubles or natural disasters will weaken a country’s economy. Generally, international investing entails greater Country Risk compared to investment in domestic, or U.S. companies or entities. The risks include political and economic uncertainties of foreign countries as well as the risk of currency fluctuations and government regulations, accounting standards, and market conditions. Country Risk is magnified in countries with emerging markets, since these countries may have relatively unstable governments and less established markets and economics.

Credit Risk: The chance that the issuer of a security will fail to pay interest and principal in a timely manner, or that such companies or individuals will be unable to pay the contractual interest or principal on their debt obligations at all. When considering an investment in bonds, it is important to assess credit risk and its potential pay offs. While rising interest rate movements can reduce the value of your bond investment, a default can almost eliminate it.

Currency Risk: The possibility that an American’s foreign investment will lose money because of unfavorable currency exchange rates.

Index Sampling Risk: The chance that the securities selected for the Account do not provide investment performance matching that of the index chosen.

Interest Rate Risk: The chance that bond prices overall will decline over short or even long periods due to rising interest rates. Bond prices are tied directly to interest rates and move in opposition to interest rate changes—when interest rates increase, bond prices decrease, and vice-versa. Because stock and bond prices often (but not always) move in opposite directions, an Account that holds both stock and bonds may experience less volatility. Additionally, fixed-income investments also assume Credit Risk (defined above).

Investment- Style Risk: The chance that returns from the stock market segments in which an Account is most heavily weighted (large-cap and value stocks) may under-perform other asset classes or the overall stock market. In general, there is a risk that the value of securities in a particular industry or the value of an individual stock will decline due to changing expectations for the performance of that industry or the individual company issuing the stock.

Manager Risk: The chance that poor security selection will cause an Account to under-perform other Accounts with similar objectives.

The following Account descriptions are summaries based on information about the Accounts available on the date of this Prospectus.

Stability of Principal Investment Options

The Guaranteed Account and the Short-Term Account (SA#14). Investment options in this category are conservative investment options seeking to hold the principal value of an investment so that it is stable or close to stable through all market conditions. Stability of principal funds may credit a stated rate of return or minimum periodic interest rate that may vary. These types of investments are often referred to as a “guaranteed account” or “money market account”.

Guaranteed Account

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Investment Objectives: The Account seeks to provide a competitive current interest rate that translates into the highest possible return with the lowest level of risk while also offering the protection of principal.

•
Investment Strategies: The Guaranteed Account is part of the general account of LNL and is backed by the general credit worthiness and the claims paying ability of LNL. The general account invests in government bonds, high-quality corporate bonds, and other high-quality asset classes in keeping with the investment policy statement for the portfolio. Annual transfers from the Guaranteed Account are limited to 25% of the value of your investment in the Guaranteed Account.

•	Primary Risk: Interest Rate Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.00%

Short Term Account (SA#14)

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Investment Objectives: The Account seeks to maximize current income consistent with the preservation of capital and liquidity. The long-term investment objective is to exceed the performance of the Citigroup 90-day Treasury Bill Index.

•
Investment Strategies: The Account invests primarily in a portfolio of short-term money market instruments (commercial paper, bankers’ acceptances, certificates of deposit, loan participation agreements, repurchase agreements, and short-term U.S. government debt) maturing within one year from the date of purchase.

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Primary Risks: Credit Risk; Interest Rate Risk. Although the Account seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Account if there is a significant level of obligor defaults. An investment in the Short Term Account is not insured or guaranteed by the FDIC or any other government agency.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expenses: 0.60%

Bond Accounts

Government/Corporate Bond Account (SA#12) and the High Yield Bond Account (SA#20). Accounts in this category seek income or growth of income by investing primarily in income-producing securities such as corporate bonds, mortgages, government bonds, foreign bonds, convertible bonds, and preferred stocks. These Accounts generally have a lower potential for capital growth.

Government/Corporate Bond Account (SA#12)

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Investment Objectives: The Account seeks to maximize long-term total return through a combination of current income and capital appreciation. The long-term objective is to exceed the total return of the Lehman Brothers Aggregate Bond Index.

•
Investment Strategies: The Account invests primarily in a portfolio of investment-grade fixed-income securities including bonds and other debt securities with maturities generally exceeding one year, preferred stocks consistent with the investment objective, and futures and options contracts. The average portfolio quality may be no less than A/A with no more than 50% of the portfolio invested in securities rated Baa/BBB or lower by Moody’s and S&P, respectively. The Account may also invest in foreign bonds and high-yield bonds and may have high-yield bond holdings of up to 10%. The maximum range of investments allowed by asset category are: 50% money market instruments, 100% public bonds, 5% convertible bonds, and 5% preferred stock and convertible preferred stock. The Account can also invest in futures and options. The Account diversification maximums are: 25% per industry, 5% per non-government issuer, 50% mortgage-backed securities, 30% supra-national entities (such as the World Bank), and 5% non-dollar (un-hedged). The duration of the Account is targeted to the duration of the Lehman Brothers Aggregate Index.

•	Primary Risks: Call/Prepayment Risk; Credit Risk; Interest Rate Risk; Manager Risk. The Account is exposed to the general risks of investing in bonds as well as investing in foreign securities.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

High Yield Bond Account (SA#20)

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Investment Objectives: The Account seeks to maximize long-term total return through a combination of current income and capital appreciation. The long-term investment objective is to exceed the total return of the Merrill Lynch High Yield Master I Index.

•
Investment Strategies: The Account invests in a well-diversified portfolio of fixed-income securities rated below investment grade. Investments include, but not limited to, bonds and other debt securities with maturities generally exceeding one year, high-quality money market instruments, warrants, common stock, or preferred stock which, in the aggregate, do not exceed 5% of the portfolio. The average quality of the Account will be rated at least B2/B with no more than 20% rated B3/B- or lower by Moody’s and S&P, respectively. No more than 5% of the Account shall be invested in the securities of any company. Foreign national securities are limited to an aggregate of 15%. No more than 25% of the Account shall be invested in companies within the same industry. Convertible bonds are limited to 5% of the portfolio.

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Primary Risks: Credit Risk; Interest Rate Risk; Manager Risk. The Account invests in lower-quality bonds and therefore may be at risk for the issuer not being able to repay the promised interest or principal. High yield bonds experience higher volatility and increased credit risk when compared to other fixed income investments and investment grade bonds paying a higher rate of interest to pay the investor for the increased level of risk. To manage this higher investment risk, the Account manager monitors the bond issuer’s performance and constantly evaluates the risk/reward characteristics of the securities as well as the diversification requirements.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

Balanced Accounts

Aggressive Balanced Account (SA#32), Balanced Account (SA#21) and Conservative Balanced Account (SA#30). This category consists of Accounts that seek to “balance” growth of principal and current income by investing in stocks with potentially high dividends or a combination of stocks, bonds, and money market instruments. The asset allocations of the funds are monitored daily and any allocation changes are made in context with the Account manager’s models, valuation targets, market activity, and other indicators. Managers allocate portfolio assets based on their determination of which investments offer the greatest return potential with the lowest risk. Some Accounts have fixed allocations and others allow managers full discretion.

Aggressive Balanced Account (SA#32)

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Investment Objectives: The Account seeks to maximize long-term total return through a combination of current income and capital appreciation. The long-term investment objective is to exceed the median return of the Lipper Flexible Portfolio Peer Group.

•
Investment Strategies: The Account’s allocations are made at the Account manager’s discretion and invests in three different asset classes: stocks, bonds, and money market instruments; using a sophisticated asset allocation computer model to determine how much to direct to each asset class.

The manager adjusts the percentage of assets in each asset class as changing market and economic conditions warrant. The Account may also accomplish its investment objectives through the purchase of the units of other Accounts including: Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), International Equity (SA#22), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28). This Account invests heavily in equity securities. The range of investment allowed in each investment sector at the separate account level is: 45-90% equities, 0-40% fixed income and 0-55% short term. Also, a portion of the Account may be allocated to international equity.

•	Primary Risk: Country Risk; Credit Risk; Interest Rate Risk; Manager Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

Balanced Account (SA#21)

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Investment Objectives: The Account seeks to maximize long-term total return through a combination of current income and capital appreciation with moderate level of risk. The long-term investment objective is to exceed the median return of the Lipper Balanced Portfolio Peer Group.

•
Investment Strategies: The Account’s allocations are made at the Account manager’s discretion and invests in three different asset classes: stocks, bonds, and money market instruments--using a sophisticated asset allocation computer model to determine how much to direct to each asset class. The Account may also accomplish its investment objectives through the purchase of the units of other Accounts including: Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term

(SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28). The range of investment allowed in each investment sector at the separate account level is: 25-70% equities, 15-60% fixed income and 0-60% short term. The sector allocations may vary from time to time.

•	Primary Risk: Credit Risk; Interest Rate Risk; Manager Risk. This Account is subject to credit card interest-rate risk, as well as fluctuations in the stock market.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

Conservative Balanced Account (SA#30)

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Investment Objectives: The Account seeks to maximize long-term total earnings through a combination of current income and capital appreciation with a conservative level of risk. The long-term investment objective is to exceed the median return of the Lipper Income Funds Peer Group.

•
Investment Strategies: The Account’s allocations are made at the Account manager’s discretion and invests in three different asset classes: stocks, bonds, and money market instruments; using a sophisticated asset allocation computer model to determine how much to direct to each asset class. The Account may also accomplish its investment objectives through the purchase of the units of other Accounts including: Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28). The range of investment allowed in each investment sector at the separate account level is: 0-40% equities, 30-80% fixed income and 0-70% short term. The sector allocations can vary from time to time.

•	Primary Risk: Credit Risk; Interest Rate Risk; Manager Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

 Equity Accounts

Delaware Value Account (SA#61, before December 2, 2004, the Delaware Large Cap Value Account, which was formerly the Delaware Growth and Income Account), Value Equity Account (SA#28). Scudder VIT Equity 500 Index Account (SA#27), Core Equity Account (SA#11), The Fidelity® VIP Contrafund Account (SA#35), The Fidelity® VIP Overseas Account (SA#59), The International Equity Account (SA#22), The Janus Aspen Series Large Cap Growth Account (SA#70), The American Funds New Perspective Account (SA#34), The Large Capitalization Equity Account (SA#23), Neuberger Berman AMT Regency Account (SA#38), Social Awareness Account (SA#33). This category of Accounts invests for growth. Because they invest in larger, more established/developed companies and/or countries, growth accounts generally tend to have lower risk and return than more aggressive stock-based accounts.

Delaware Value Account (before December 2, 2004, the Delaware Large Cap Value Account, and before July 30, 2004, the Delaware Growth and Income Account) (SA#61):

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Investment Objectives: The Account seeks long-term capital appreciation by investing primarily in large-capitalization companies that are believed to have long-term capital appreciation potential. The long-term objective is to exceed the return of the Russell 1000 Value Index.

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Investment Strategies: To achieve its objective, this Account invests in shares of the Delaware Value Fund (the “Fund”), a mutual fund of Delaware Management Business Trust. The Fund invests primarily in large-capitalization companies that have long-term capital appreciation potential. The Fund currently defines large-cap stocks as those with market capitalization of $5 billion or greater at time of purchase. The Fund will not seek current income as a secondary objective. The Fund’s managers follow a value-oriented investment philosophy in selecting stocks using a research-intensive approach and considering such factors as: security prices that reflect a market valuation that is judged to be below the estimated present or future value of the company; favorable earnings growth prospects; expected above-average return on equity and dividend yield; the financial consideration of the issuer; and various qualitative factors.

•
Primary Risks: Manager Risk; Investment-Style Risk. Since this Account is invested in the Delaware Value Fund, which is an equity-based fund, there is a risk that the value of securities in a particular industry or the value of an individual stock will decline due to changing expectations for the performance of that industry or the individual company issuing the stock.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Delaware Management Business Trust.

•	Expense: The operating expenses associated with the Fund have been deducted from the rates of return. At the Separate Account level, the fee is 0.30%; at the Fund level the fee is 0.75%.

Value Equity Account (SA#28)

•	Investment Objectives: The Account seeks to maximize long-term total return. The long-term objective is to exceed the total return of the Russell 1000 Value Index over a market cycle.

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Investment Strategies: The Account invests in a portfolio of undervalued common stocks of large-capitalization companies. The average market capitalization of the stocks in the portfolio exceeds $5 billion. The portfolio manager seeks to purchase these stocks when they are selling at a low price relative to the value of the company, achieving income from both above average dividends and an increase in stock prices. To reduce risk, the portfolio manager avoids purchases in stocks expected to experience drastic up and down movements, or that have high expectations for growth factored into the stock portfolio. It is expected that the Account will have lower risk and volatility than broad market indexes. The Account will control risk primarily by buying companies with an intrinsic value higher than that of the current stock price. In order to diversify, no more than 5% of the Account shall be invested in the securities of any corporation and no more than 25% shall be invested in companies within the same industry.

•	Primary Risks: Investment-Style Risk; Manager Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor and they have sub-advised the management responsibilities to Wells Capital Management.

•	Expense: 0.75%

Scudder VIT Equity 500 Index Account (SA#27)

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Investment Objectives: The Account seeks to replicate as closely as possible, before expenses, the total return of the Standard & Poor’s 500 Composite Stock Price Index, an index emphasizing stocks of large US companies.

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Investment Strategies: To achieve its objective, this Account invests in shares of the Scudder VIT Equity 500 Index Fund (the “Fund”), a variable insurance trust fund. The Fund pursues its objective by investing primarily in the securities of the companies included in the benchmark and derivative instruments, such as futures contracts and options, relating to the benchmark. Under normal circumstances, the Fund intends to invest at least 80% of its assets, determined at the time of purchase, in stocks of companies included in the S&P 500 Index and in derivative instruments, such as futures contracts and options, that provide exposure to the stocks of companies in the S&P 500 Index. The Fund’s securities are weighted to attempt to make the Fund’s total investment characteristics similar to those of the S&P 500 Index as a whole. The portfolio management team uses quantitative analysis techniques to structure the Fund to obtain a high correlation to the S&P 500 Index, while keeping the Fund as fully invested as possible in all market environments. To attempt to replicate the risk and return characteristics of the S&P 500 Index as close as possible, the Fund invests in a statistically selected sample of the securities found in the S&P 500 Index, using a process known as “optimization.” This process selects stocks for the fund so that industry weightings, market capitalizations and fundamental characteristics (price-to-book ratios, price-to-earnings ratios, debt-to-asset ratios and dividend yields), closely replicate those of the securities in the S&P 500 Index.

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Primary Risks: Index Sampling Risk; Investment-Style Risk. For this Account, the performance of the large capitalization portion of the U.S. stock markets is crucial. Since the Account invests at least 80% of its assets in the stocks of companies included in the S&P 500 Index, it cannot alter its investment strategy in response to fluctuations in the market segment represented by the S&P 500 Index.

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Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Deutsche Asset Management, Inc. (DeAM, Inc.). The fund manager has contracted Northern Trust Investments, Inc. to sub-advise the mutual fund.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.29%, for a total expense of 0.59%.

Core Equity Account (SA#11)

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Investment Objectives: The Account seeks to pursue long-term capital appreciation and invests in a diversified portfolio of well-established companies with both growth and value characteristics; including large-sized U.S. companies, with some emphasis on medium-sized companies. The long-term investment objective is to achieve investment results that are superior, over a market cycle, to those of the equity market as a whole, without experiencing excessive short-term volatility. The Russell 1000 Index is the investment benchmark.

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Investment Strategies: The Account invests in common stocks and other equity securities such as preferred stocks and debt securities with conversion privileges or warrants (Common Stock of LNC or affiliated entities may not be purchased) and high quality money market instruments and other debt securities. Stock index futures contracts or exchange-traded funds may be purchased in place of securities up to 10% of the Account. The portfolio managers seek companies with earnings and/or revenues that are growing faster than the industry average by blending a growth-oriented management style—which focuses on seeking growth companies at a reasonable price—and a value-oriented management style, which seeks companies within an industry with current stock prices that do not reflect the stocks’ perceived true worth. The companies sought typically have above average capitalization and earnings growth expectations and below average dividend yields. More specifically, the Account seeks to invest in companies believed to show growth potential that significantly exceeds the average expected growth rate of companies in the same industry; and are undervalued in the market relative to the companies’ industry peers. The portfolio is “sector neutral” with sector weightings close to the Index. The sector allocations can vary from time to time.

•	Primary Risks: Investment-Style Risk; Manager Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

Fidelity® VIP Contrafund Account (SA#35)

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Investment Objectives: The Account seeks capital appreciation by investing in shares of companies whose value, the portfolio manager believes, is not fully recognized by the market. The long-term investment objective is to exceed the return of the Russell 3000 Index.

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Investment Strategies: To achieve its objective, this Account invests in shares of Fidelity® VIP Contrafund (the “Fund”), a variable insurance trust fund. The Fund invests primarily in U.S. common stock and securities convertible into common stock, but it has the flexibility to invest in other types of securities as well, including investing in foreign issuers. The Fund may invest in companies (1) experiencing positive fundamental change such as a new management team or product launch; significant cost-cutting initiative(s); and/or a merger, acquisition, or reduction in industry capacity that should lead to improved pricing; (2) whose earnings potentially have increased or are expected to increase more than generally perceived; (3) that have enjoyed recent market popularity but which appear to have temporarily fallen out of favor for reasons considered non-recurring or short term; (4) and/or that are undervalued in relation to securities of other companies in the same industry.

•	Primary Risks: Country Risk; Investment-Style Risk; Manager Risk.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Fidelity Management & Research Company.

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Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.78%, for a total expense of 0.93%.

Fidelity VIP Overseas Account (SA#59)

•	Investment Objectives: The Account seeks long-term growth of capital. The long-term investment objective is to exceed the return of the MSCI EAFE Index, an international equity benchmark.

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Investment Strategies: To achieve its objective, this Account invests in shares of Fidelity® VIP Overseas (the “Fund”), a variable insurance trust fund. The Fund invests mainly in foreign securities and normally invests at least 80% of total assets in foreign securities and primarily in common stocks. The Fund allocates investments across countries and regions considering the size of the market in each country and region relative to the size of the international market as a whole; using a fundamental analysis of each issuer’s financial condition and industry position and market and economic conditions to select investments.

•
Primary Risks: Country Risk; Currency Risk; Investment-Style Risk; Manager Risk. This Fund is an aggressive equity account that is a high-risk investment due to changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing including political and economic uncertainties.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Fidelity Management & Research Company.

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Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.30%; at the Fund level the fee is 1.16%, for a total expense of 1.46%.

International Equity Fund (SA#22)

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Investment Objectives: The Account seeks a total return from capital appreciation and dividend income. The long-term investment objective is to exceed the change in the U.S. Consumer Price Index by 5% over an economic cycle of five to seven years.

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Investment Strategies: The Account pursues its investment objective by investing in a portfolio of stocks of non-United States companies. The Account invests in common stocks and other equity securities such as American Depository Receipts, Global Depository Receipts, preferred stock and debt securities with conversion privileges or rights or warrants. Up to 10% of the value of the Account may be invested in international bonds. Before buying any stock, the Account’s management looks at the stock’s current dividend and future dividend growth. This projected dividend stream is then discounted to its present value and adjusted for projected local inflation. The Account’s manager estimates the “true” value of a stock based on these projections. Stocks selling below this estimated “true” value become candidates for the Fund, since they are believed to offer income and appreciated potential. The portfolio manager considers the value of each country’s currency, political situation, and accounting standards to identify factors that may increase or decrease individual stock values. In order to diversify, no more than 5% of the Account shall be invested in the securities of any corporation and no more than 25% shall be invested in companies within the same industry.

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Primary Risk: Country Risk; Credit Risk; Currency Risk; Interest Rate Risk; Investment-Style Risk; Manager Risk. This Account invests in more volatile equity stocks and bears additional risk factors because of changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing including political and economic uncertainties.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor and they have sub-advised the management responsibilities to Mondrian Investment Partners, LTD.

•	Expense: 0.975%

Janus Aspen Series Large Cap Growth Account (SA#70)

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Investment Objectives: The Account seeks long-term growth of capital in a manner consistent with the preservation of capital. The long-term objective is to exceed the return of the Russell 1000 Growth Index.

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Investment Strategies: To achieve its objective, this Account invests in shares of the Janus Aspen Series Growth Portfolio (the “Fund”), a variable insurance trust fund. The Fund invests in common stocks selected for their growth potential from companies of any size but generally invests in larger, more established issuers. The Fund may also invest in lower-rated fixed-income securities and convertible bonds. The Account invests in domestic equity, with some portion invested internationally.

•	Primary Risks: Country Risk; Credit Risk; Interest Rate Risk; Investment-Style Risk.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Janus Capital Management, LLC.

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Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.91%, for a total expense of 1.21%.

American Funds New Perspective Account (SA#34)

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Investment Objectives: The Account seeks to provide long-term growth of capital. Future income is a secondary objective. The long-term objective is to exceed the return of the Morgan Stanley Capital International (MSCI) World Index.

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Investment Strategies: To achieve its objective, this Account invests in shares of the American Funds Perspective Fund (“Fund”), a registered investment company. It diversifies its holdings among blue chip companies, emphasizing multi-national or global companies and focusing on opportunities generated by changes in global patterns and economic and political relationships.

•	Primary Risks: Investment-Style Risk.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Capital Research and Management, Inc.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.83%, for a total expense of 0.98%.

Large Capitalization Equity Fund (SA#23)

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Investment Objectives: The Account seeks to maximize long-term total return. The long-term objective is to exceed the total return of the Standard & Poor’s 500 Stock Index and the Russell 1000 Growth Index over a complete market cycle.

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Investment Strategies: The Account invests in companies who have earnings that are believed to be growing faster than the market. In pursuing its investment objective, the Account will invest in common stock and other equity securities such as preferred stock and debt securities with conversion privileges or warrants. The primary focus of this Account is ownership of the stock of growth companies. The majority of the portfolio will be invested in companies whose market capitalization, at the time of purchase, is in the range of the Russell 1000 Index or whose market capitalization is at least $1 billion. The Account is invested primarily in domestic equity; with a small portion invested in cash and other high quality money market instruments. In order to diversify, with respect to 75% of the assets in the Separate Account, no more than 5% of the Account shall be invested in the securities of any one issuer at time of purchase. With respect to the remaining 25% of the assets in the Separate Account, no more than 10% of the Account shall be invested in the securities of any one issuer at time of purchase. No more than 25% of the Separate Account shall be invested in the securities of issuers conducting their principal business activities within the same industry. Additionally, cash is held when investments that meet purchase criteria are not available.

•	Primary Risks: Investment-Style Risk; Manager Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

Neuberger Berman AMT Regency Fund (SA#38)

•	Investment Objectives: The Account seeks growth of capital. The long-term objective is to exceed the return of the Russell Mid-Cap Value Index.

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Investment Strategies: To achieve its objective, this Account invests in shares from the Neuberger Berman AMT Regency Portfolio (the “Fund”), a variable insurance trust fund. The Fund invests mainly in common stocks of mid-capitalization companies and invests in common stocks of established mid-to-large capitalization companies. Specifically, the Fund looks for well-managed companies whose stock prices are undervalued. Factors in identifying these firms may include:

strong fundamentals, such as company’s financial, operational and competitive positions; consistent cash flow; and a sound earnings record through all phases of the market cycle. The management may also look for other characteristics in a company, such as a strong position relative to competitors, a high level of stock ownership among management and a recent sharp decline in stock price that appears to be the result of a short-term market overreaction to negative news.

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Primary Risks: Index Sampling Risk; Investment-Style Risk. This Account involves greater risk than large-cap stocks; therefore, it is a more aggressive investment. Mid-cap stocks are traditionally less stable than large-cap stocks since they are typically smaller companies with track records that are still growing.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Neuberger Berman Management, Inc.

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Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.15%; at the Fund level the fee is 1.04%, for a total expense of 1.19%.

Social Awareness Fund (SA#33)

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Investment Objectives: The Account seeks growth of capital and long-term return by investing in companies committed to human needs. The long-term objective is to exceed the return of the Russell 1000 Index.

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Investment Strategies: To achieve its objective, this Account invests in shares from the Lincoln VIP Social Awareness Fund (the “Fund’), a Lincoln Variable Insurance Trust Fund managed by Delaware Management Business Trust. The Fund invests in common stocks of established, growing, and profitable companies. This Fund is a conscientious vehicle that combines performance with social responsibility and purchases common stocks of companies with attractively priced, consistent earnings growth. This Fund will not knowingly purchase or hold securities of companies that: (1) harm or are likely to harm the natural environment; (2) produce nuclear power, design or build nuclear power plants or make equipment for producing nuclear power; (3) make or contract for military weapons; (4) engage in the liquor, tobacco or gambling industries; or (5) engage in the use of animals to test their products when developing new cosmetic and personal care products.

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Primary Risk: Manager Risk; Investment-Style Risk. Because this Account avoids investing in companies that do not meet socially responsible criteria, its exposure to certain industry sectors may be greater or less than similar funds or market indexes.  The Account invests in medium sized as well as large sized companies, and the Account’s performance may be affected if stocks in one of those two groups of companies do not perform as well as stocks in the other group.  Furthermore medium-sized companies, which are not as well established as large-sized companies, may (1) react more severely to market conditions and (2) suffer more from economic, political and regulatory developments.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

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Expense: The operating expense associated with the underlying fund has been deducted from the rates of return. At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.41%, for a total expense of 0.71%.

Medium- and Small-Cap Equity Accounts

The Scudder VIT Small Cap Index Account (SA#36), the Medium Capitalization Equity Account (SA#17), the Neuberger Berman Mid Cap Growth Account (SA#37), the Small Capitalization Equity Account (SA#24). Accounts in this category seek capital appreciation by investing in stocks of small and medium-sized companies within the United States or emerging market countries. Generally, these companies and/or countries are striving to be leaders in developing new products or markets and have above average earnings growth potential.

The Scudder VIT Small Cap Index Account (SA #36)

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Investment Objectives: The Account seeks to replicate, as closely as possible, the total return of the Russell 2000 Small Stock Index, an index consisting of 2000 small-capitalization common stocks. The Fund invests for growth and does not seek income as a primary objective.

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Investment Strategies: To achieve its objective, this Account invests in shares from the Scudder VIT Small Cap Index Fund (the “Fund”), a variable insurance trust fund. In general, the Fund invests in at least 80% of its assets in the same securities included in the Russell 2000. The Fund includes the common stock of those companies included in the Russell 2000 selected on the basis of computer-generated statistical data, that are deemed representative of the industry diversification of the entire Russell 2000. The Fund provides an alternative to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis, and investment judgment. It uses a “passive” or “indexing” investment approach and attempts to replicate the investment performance of the Russell 2000 through statistical procedures.

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Primary Risks: Index Sampling Risk; Investment-Style Risk. Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost. There is a risk that the value of securities in the aforementioned sectors or the value of an individual stock will decline due to changing expectations for the performance sector or individual company issuing the stock.

Because the Fund invests at least 80% of its assets in the stocks of companies included in the Russell 2000 Index and in derivative instruments that provide exposure to the stocks of companies in the Russell 2000 Index, it cannot alter its investment strategy in response to fluctuations in the market segment represented by the Index.

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Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Deutsche Asset Management, Inc. (DeAM, Inc.). The fund manager has contracted Northern Trust Investments, Inc. to sub-advise the mutual fund.

•	Expense: At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.45%, for a total expense of 0.60%.

Medium Capitalization Equity Fund (SA#17)

•	Investment Objectives: The Account seeks to maximize long-term total return. The long-term objective is to exceed the performance of the Russell Midcap Growth Index.

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Investment Strategies: To achieve its objective, this Account invests in stocks of medium-sized companies that have strong financial characteristics. The Account manager looks for companies that are profitable, have high return on equity, high reinvestment rates and have a low price relative to earnings growth. The Account will invest primarily in securities, which have a market capitalization at the time of purchase within the capitalization range of the performance evaluation benchmark (Russell Midcap Growth Index) recognizing that this may fluctuate over time. In order to diversify, no more than 5% of the Account shall be invested at cost in the securities of any corporation and no more than 25% of the Account shall be invested in the securities of any industry.

•	Primary Risk: Manager Risk; Investment-Style Risk. The stock of medium-size companies may not be as well known and may experience more sudden fluctuations.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor and they have sub-advised the management responsibilities to T. Rowe Price Associates, Inc.

•	Expense: 0.75%

Neuberger Berman Mid Cap Growth Fund (SA#37)

•	Investment Objectives: The Account seeks capital appreciation. The long-term investment objective is to exceed the return of the Russell Mid-Cap Growth Index.

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Investment Strategies: To achieve its objective, this Account invests in the AMT Mid-Cap Growth Portfolio (the “Fund”), a variable insurance trust fund. The Fund invests at least 80% of its net assets in common stocks of mid-cap companies. The Fund invests in a diversified portfolio of common stocks believed by the portfolio manager to have the maximum potential to offer comparatively attractive long-term returns. Normally this Fund invests primarily in the common stocks of mid-cap companies but may at times favor the relative safety of large-cap securities and the greater growth potential of smaller cap securities over mid-cap securities. Additionally, it may invest in money market instruments and other debt securities.

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Primary Risks: Investment-Style Risk. Mid-cap companies offer potential for higher returns, but the risk associated with them is also higher. Mid-cap stocks have a historically shown risk/return characteristics that are in between those of small- and large- cap stocks. Their prices can rise and fall substantially.

•	Account Manager: The Separate Account is managed by Delaware Investment Advisers, and the fund manager is Neuberger Berman Management Inc.

•
Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return. At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.92%, for a total expense of 1.07%.

Small Capitalization Equity Fund (SA#24)

•	Investment Objectives: The Account seeks long-term capital appreciation. The long-term investment objective of the Account is to exceed the total return of the Russell 2000 Growth Index.

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Investment Strategies: To achieve its objective, this Account purchases stocks of small companies having the potential to grow rapidly and produce superior returns. Small cap companies generally are those between $200 million and $2 billion in market capitalization. The Account manager looks for stocks of companies that it expects to benefit from trends within the economy, the political arena, and society at large. In order to diversify, no more than 5% of the Account shall be invested in the securities of any corporation and no more than 25% of the Account shall be invested in companies within the same industry.

•
Primary Risks: Investment-Style Risk; Manager Risk. Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost. The Account will control risk primarily by managing a diversified portfolio regarding number of securities and industry exposure, composed of companies with a more attractive valuation characteristics less than similar companies in their industry.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.75%

Lincoln National Corporation Common Stock Account

•	Investment Objectives: This Account is an Employee Stock Ownership Plan. It is designed to provide participants with the opportunity to invest in employer securities.

•	Investment Strategies: To achieve its objective, this Account invests, exclusively, in shares of LNC Common Stock.

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Primary Risks: Investment-Style Risk. This is a non-diversified Account, investing in the stock of a single issuer. It is therefore a riskier investment than an Account that invests in a diversified pool of stocks of companies with similar characteristics as this Account. For a description of the risks associated with investment in Lincoln National Corporation, see “Risk Factors” beginning on page 7 of this Prospectus. It is a market-valued account, meaning that both the principal value and the investment return may go up and down on based the market price of the stock held in the fund. For a more detailed description of LNC Common Stock, see “Lincoln National Corporation Common Stock and Common Stock Purchase Rights” below.

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Dividends: Participants have the option to receive their LNC Common Stock Account dividends in cash or to reinvest them. Dividends paid with respect to your investment in the Common Stock Account will be automatically reinvested in Common Stock-no action is required if you wish to continue to reinvest dividends. If you want to receive future dividends in cash, you should note that cash distributions of dividends can only be made with respect to vested Common Stock. Wells Fargo will pay your dividends by check as soon as administratively practicable after the dividend payment date.

If you are vested and currently invest in the LNC Common Stock Account, and would like to receive dividends in cash, you may change the default dividend reinvestment option by visiting the Wells Fargo web site and selecting Dividend Elections. The dividend payment election link will appear on the following page. Click on the circle that says” “Pay as a cash dividend.” You may change this election as often as you wish, but only the last election on file before the deadline for the applicable dividend payment date will control. You may also change their dividend election by calling Wells Fargo at 888-245-9798. Changes made by 3 p.m. (Central Time) on the last business day before dividends are paid will be applied to the dividends payable on February 1, May 1, August 1, and November 1.

You should be aware that choosing to receive your dividends in cash may result in a lower account value upon retirement, due to fewer assets in the Plan and diminished ability to leverage the power of pre-tax compounding of earnings.

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Share Ownership: As stated previously, this Account is unitized. This means if you invest in this Account you will not actually own the LNC Common Stock held in the Account. Instead, your Plan account will be credited with units equal in value to the amount of your contribution. The Plan will own the actual shares of LNC Common Stock, and the shares are held in Wells Fargo’s name. You may become a direct owner of the shares of LNC Common Stock through the Plan only when you take a withdrawal or distribution and receive our Common Stock.

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Share Voting Rights: If you invest in this Account, you will have “pass-through voting rights.” This means that Wells Fargo will vote the shares in the manner that you direct, in you sign and return the proxy card in time. You will have voting rights for the number of shares in this Account that is proportionate to the size of your investment. Otherwise, Wells Fargo will vote your interest in the Account in the same proportion as the other Plan participants who voted.

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Trading Restrictions: Officers and certain other employees of LNC (“Restricted Employees”) with access to inside information are subject to regular quarterly trading restrictions imposed by LNC on any transaction, except normal payroll deductions, that might cause an increase or decrease in that person’s interest in the Fund. Except for trading under a written securities trading plan meeting the requirements of Rule 10b5-1, Restricted Employees may only engage in fund switching transactions to increase or decrease their interest in this Option during previously announced window trading periods.

•	Account Manager: Wells Fargo Bank.

•	Expense: 0.00%

For more information about investments in LNC Common Stock, see the section entitled “Lincoln National Corporation Common Stock and Common Stock Purchase Rights” below.

PLAN INTERESTS ARE SECURITIES

Persons participating in the Plan acquire an interest in the Plan assets held and administered by the Plan Trustee. This interest is itself a security and its acquisition entails the risk of loss as well as the possibility of gain. The character and extent of the participant’s interest in the Plan assets and his rights and options in relation thereto are discussed in detail in this Prospectus. Before deciding to participate, participants should carefully read this Prospectus and consider and assess the risks and opportunities in view of their individual situation.

LINCOLN NATIONAL CORPORATION COMMON STOCK
AND COMMON STOCK PURCHASE RIGHTS

The following is a summary of the material terms of our Common Stock and is qualified in its entirety by our Registration Statement on Form 10 filed with the Securities and Exchange Commission on April 28, 1969, including any amendments or reports filed for the purpose of updating such description, all of which are incorporated by reference herein.

The Plan enables Participants to invest in shares of our Common Stock through the LNC Common Stock Fund. We are authorized to issue 800,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. We currently have a Series of Preferred Stock: $3.00 Cumulative Convertible Preferred Stock, Series A (Series A Preferred Stock).

On April 30, 2005 we had 173,701,482 shares of Common Stock and 16,256 shares of Series A Preferred Stock issued and outstanding. Issued and outstanding shares of our Common Stock are authorized for quotation on the New York, Chicago, and Pacific Stock Exchanges. The outstanding shares of Series A Preferred Stock are authorized for quotation on the New York and Chicago Stock Exchanges. Each issued share of Common Stock has a Common Stock Purchase Right (“common rights”) attached.

Common Stock

The following brief summary contains certain information regarding our Common Stock and does not purport to be complete, but is qualified in its entirety by reference to our Articles of Incorporation, the Indiana General Corporation Act, and our By-Laws. Our Articles of Incorporation contain provisions relating to the size, classification and removal of directors, and to the fair pricing of LNC stock, which could have the effect of delaying, deferring, or preventing a hostile or unsolicited attempt to gain control of us.

Dividend Rights

Holders of Common Stock are entitled to dividends when and as declared by the Board of Directors out of funds legally available for the payment of dividends after dividends accrued on all preferred or special classes of shares entitled to preferential dividends have been paid, or declared and set apart for payment.

Voting Rights

Each shareholder of our Common Stock has the right to one vote for each share of our Common Stock standing in his name on our books on each matter submitted to a vote at any meeting of the shareholders. The vote of holders of at least three-fourths of the outstanding shares of our Common Stock is necessary to approve (i) the sale, lease, exchange, mortgage, pledge or other disposition of the shares of our Common Stock and (ii) the removal of any or all members of our Board of Directors.

Liquidation Rights

On any liquidation or dissolution of LNC, the holders of our Common Stock are entitled to share ratably in our assets as remain after due payment or provision for payment of our debts and other liabilities including amounts to which the holders of preferred or special classes of shares may be entitled.

Pre-Emptive Rights

Holders of our Common Stock have no pre-emptive right to subscribe for or purchase additional issues of shares or any treasury shares of our Common Stock.

Assessment

Our Common Stock issued and outstanding is fully paid and non-assessable, and our Common Stock when issued upon conversion of the Series A, E, and F Preferred Stock will be fully paid and non-assessable.

Modification of Rights

The rights of holders of our Common Stock are subject to the preference granted to the holders of our Series A Preferred Stock and any additional preferred stock. Holders of Series A Preferred Stock have the right to vote, upon the basis of one vote per share, together with the holders of LNC Common Stock, upon matters submitted to shareholders; and, to vote as a class, to elect two directors at the next annual meeting of shareholders if six or more quarterly dividends on the Series A Preferred Stock shall be in default.

Other Provisions

The Common Stock has no conversion rights or cumulative voting rights for the election of directors. There are no restrictions on the repurchase or redemption of shares of the Common Stock from funds legally available therefore. Boston EquiServe acts as Transfer Agent and Registrar for the Common Stock.

Common Stock Purchase Rights

 On November 14, 1996, our Board of Directors authorized the amendment and restatement of the Rights Agreement dated November 7, 1986 between Lincoln and Mellon Investor Services LLC, as rights agent (the “Rights Agent”), relating to certain common share purchase rights issued on each outstanding share of Common Stock (which we refer here to as “common shares”). After separation from the Common Stock, each common right will entitle the holder to buy one common share at an exercise price of $200.00, subject to adjustment, until the earlier of November 14, 2006 or the redemption of the common rights. The common rights will continue to be represented by the certificates for common shares and will not be exercisable, or transferable apart from the common shares, until the earlier of the tenth calendar day after the announcement that a person or group has acquired beneficial ownership of 15% or more of the common shares (which we refer to as an

“acquiring person”) or the tenth business day after a person commences, or announces an intention to commence, an offer the consummation of which would result in a person beneficially owning 15% or more of the common shares. Separate certificates for the common rights will be mailed to holders of the common shares as of that date. The common rights will then begin trading separately from the common shares. As long as the common rights are attached to the common shares, we will issue one common right with each common share that becomes outstanding so that all common shares will have attached common rights.

If:

•	We are acquired in a merger or other business combination transaction,

•	any person consolidates or merges with us and all or part of the common shares are exchanged for securities, cash or property of any other person, or

•	50% or more of our consolidated assets or earning power are sold,

then each common right will entitle its holder to purchase, at the exercise price of the common right, that number of shares of Common Stock of the surviving company which at the time of the transaction would have a market value of two times the exercise price of the common right. Alternatively, if a person acquires 15% or more of the outstanding common shares, each common right not owned by the acquiring person would become exercisable for the number of common shares which would then have a market value of two times the exercise price of the common right. In addition, at any time after a person becomes an acquiring person, and before its acquisition of 50% or more of the common shares, our board of directors may exchange common rights, other than common rights owned by the acquiring person, in whole or in part, at an exchange ratio of one common share per common right, subject to adjustment.

The common rights are redeemable in whole, but not in part, at $.01 per common right at any time prior to the expiration of 10 calendar days from the date of the public announcement that a person or group has become an acquiring person. The common rights will expire on November 14, 2006, unless sooner redeemed. Until a common right is exercised, the holder of the common right will have no rights as a shareholder of Lincoln, including, without limitation, the right to vote or to receive dividends.

The purchase price payable, and the number of common shares or other securities or property issuable, upon exercise of the common rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common shares;

•
as a result of the grant to holders of the common shares of certain rights or warrants to subscribe for common shares or convertible securities at less than the current market price of the common shares; or

•
as a result of the distribution to holders of the common shares of evidences of indebtedness or assets (other than regular periodic cash dividends or dividends payable in the common shares) or of subscription rights or warrants, other than those referenced above.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price.

The common rights have certain anti-takeover effects. The common rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of common rights being acquired. The common rights should not interfere with any merger or other business combination approved by our Board of Directors since the common rights may be redeemed in whole, but not in part, by us at $.01 per common right prior to the expiration of ten calendar days from the date of the public announcement that a person or group has become an acquiring person.

EXPERTS

The financial statements of The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, incorporated by reference herein, included in the Annual Report on Form 11-K for the year ended December 31, 2004 have been so included in reliance on the report of Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. In addition, our consolidated financial statements and schedules incorporated by reference herein, included in our Annual Report on Form 10-K for the year ended December 31, 2004, have been so included in reliance on the reports of Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain matters with respect to our Common Stock to which this prospectus relates were passed upon for us by John L. Steinkamp, Esquire, Vice President and Associate General Counsel of Lincoln National Corporation, Centre Square West Tower, 1500 Market Street, Suite 3900, Philadelphia, PA 19102. Certain matters with respect to the interests in the Plan to which this prospectus relates were passed upon for the Plan by Elizabeth A. Frederick, Esquire, former Senior Vice President and General Counsel of The Lincoln National Life Insurance Company, 1300 South Clinton Street, Fort Wayne, Indiana 46802-3506.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at:

•
public reference room maintained by the SEC in: Washington, D.C. (450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This Prospectus is one part of a Registration Statement filed on Form S-1 with the SEC under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information concerning us and the securities, you should read the entire Registration Statement and the additional information described under “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on our web site at http://www.lfg.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents have been filed (File No. 1-6028) with the SEC in accordance with the provisions of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2004;

•	Our Current Reports on Form 8-K filed with the SEC on January 20, February 16, March 4, and May 12, 2005 (except Item 7.01 on such Form 8-K shall not be deemed incorporated by reference herein);

•	The description of our Common Stock contained in Form 10 filed with the SEC on April 28, 1969, including any amendments or reports filed for the purpose of updating that description; and

•
The description of our Common Stock purchase rights contained in our Registration Statement on Form 8-A/A, Amendment No. 1, filed with the SEC on December 2, 1996, including any amendments or reports filed for the purpose of updating that description.

Each document filed subsequent to the date of this Post-Effective Amendment pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Cost-Effective Amendment and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Post-Effective Amendment.

We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), copies of all documents constituting part of the prospectus for the Plan, and copies of the Plan. Please direct your oral or written request to:

C. Suzanne Womack
2nd Vice President & Secretary

1500 Market Street, Ste. 3900
Philadelphia, PA 19102
215-448-1475

Financial Statements and Supplemental Schedule
Years ended December 31, 2004, 2003, and 2002

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Financial Statements and Supplemental Schedule

Years ended December 31, 2004, 2003, and 2002

Contents

Report of Independent Registered Public Accounting Firm	1

Audited Financial Statements:

Statements of Net Assets Available for Plan Benefits	2
Statements of Changes in Net Assets Available for Plan Benefits	3
Notes to Financial Statements	4

Supplemental Schedule

Schedule H, Line 4i—Schedule of Assets (Held At End of Year)	19

Report of Independent Registered Public Accounting Firm

Lincoln National Corporation Plan Administrator
Lincoln National Corporation

We have audited the accompanying statements of net assets available for benefits of The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2004 and 2003, and the changes in its net assets available for benefits for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2004, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 25, 2005

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Statements of Net Assets Available for Plan Benefits

	December 31
	2004	2003
Assets
Investments:
Common stock---Lincoln National Corporation
(cost: 2004---$43,578,228; 2003---$43,488,868)	$58,721,853	$54,523,924
Wells Fargo Bank Short-Term Investment Fund	1,195,934	1,629,309
Pooled separate accounts---The Lincoln National
Life Insurance Company Separate Accounts
(cost: 2004---$72,213,058; 2003---$62,467,180)	99,529,718	81,529,299
Investment contracts---The Lincoln National
Life Insurance Company	17,598,686	15,955,401
Participant loans	4,151,804	4,218,026
Total Investments	181,197,995	157,855,959

Accrued interest receivable	60,484	1,328
Due from broker	-	50,997
Contributions receivable from participant deferrals	-	232,518
Contributions receivable from Employer companies	2,878,195	3,946,241
Total assets	184,136,674	162,087,043

Liabilities
Due to broker	26,629	-
Total liabilities	26,629	-
Net assets available for plan benefits	$184,110,045	$162,087,043

See accompanying notes.

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year ended December 31
	2004	2003	2002
Investment income:
Cash dividends---Lincoln National Corporation	$1,819,776	$1,924,171	$1,954,337
Interest:
The Lincoln National Life Insurance Company	748,249	638,100	677,376
Other	250,743	275,985	371,221
	998,992	914,085	1,048,597
	2,818,768	2,838,256	3,002,934
Net realized gain (loss) on sale
and distributions of investments:
Common stock---Lincoln National Corporation	4,070,037	1,563,498	4,050,730
Pooled separate accounts---
The Lincoln National Life Insurance
Company Separate Accounts	1,652,409	(1,040,533)	(2,592,752)
	5,722,446	522,965	1,457,978
Net unrealized appreciation
(depreciation) of investments	12,363,106	29,055,510	(41,836,079)

Contributions:
Participants	7,452,877	6,280,189	6,068,580
Employer companies	5,199,336	6,056,534	2,258,564
	12,652,213	12,336,723	8,327,144

Transfers from (to) affiliated plans	3,588,680	285,051	(42,253)
Distributions to participants	(14,994,001)	(15,112,736)	(13,242,739)
Administrative expenses	(128,210)	(103,179)	(106,837)

Net increase (decrease) in net
assets available for plan benefits	22,023,002	29,822,590	(42,439,852)

Net assets available for plan benefits
at beginning of the year	162,087,043	132,264,453	174,704,305
Net assets available for plan benefits
at end of the year	$184,110,045	$162,087,043	$132,264,453

See accompanying notes.

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements

1. Significant Accounting Policies

Investments Valuation and Income Recognition

The investment in Lincoln National Corporation ("LNC") common stock is valued at the last reported sales price per the national securities exchange on the last business day of the year.

The Wells Fargo Bank Short-Term Investment Fund is valued at cost, which approximates fair value.

The fair value of participation units in pooled separate accounts is based on quoted redemption value on the last business day of the year.

The investment contracts are valued at contract value as estimated by The Lincoln National Life Insurance Company ("Lincoln Life" or “Employer”). Contract value represents net contributions plus interest at the contract rate. The contracts are fully benefit responsive.

Participant loans are valued at their outstanding balances, which approximate fair value.

The cost of investments sold or distributed is determined using the specific identification method.

Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Use of Estimates

Preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Description of the Plan

The Lincoln National Life Insurance Company Agents' Savings and Profit-Sharing Plan ("Plan") is a contributory, defined contribution plan which covers eligible agents of Lincoln Life and other participating agents who are employed by Lincoln Life. Any person who is a full-time agent of Lincoln Life is eligible to enroll in the Plan. A participant may make pre-tax contributions at a rate of at least 1%, but not more than 25% of eligible earnings, up to a maximum annual amount as determined under applicable law.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Participants direct the Plan to invest their contributions and Employer matching contributions in any combination of the investment options as described in Note 4. Prior to April 1, 2002, discretionary Employer contributions were required to be invested in the LNC Common Stock Fund. Effective April 1, 2002, participants could immediately direct the investment of the discretionary Employer contributions to other funds.

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

2. Description of the Plan (continued)

Employer matching contributions to the Plan are provided in the form of a guaranteed match of $0.50 for each dollar a participant contributes, not to exceed 6% of eligible earnings, and a discretionary match of up to $1.00 for each dollar contributed, not to exceed 6% of eligible earnings. The amount of discretionary contribution varies according to whether LNC has met certain performance-based criteria as determined by the Compensation Committee of LNC's Board of Directors.

Participants’ contributions are fully vested. Employer contributions vest based upon years of service as defined in the Plan agreement as follows:

Years of Service	Percent Vested
1	0%
2	50%
3 or more	100%

The Employer has the right to discontinue contributions at any time and terminate the Plan.  In the event of termination of the Plan, all amounts allocated to participants' accounts shall become vested.

The Plan allows loans to participants in amounts up to 50% of the vested account value to a maximum of $50,000 but not more than the total value of the participant's accounts, excluding Employer contributions that have not been in the Plan for two full years, less the highest outstanding loan balance in the previous twelve month period. Interest charged on new loans to participants is established monthly based upon the prime rate plus 1%. Loans may be repaid over any period selected by the participant up to a maximum repayment period of 5 years except that the maximum repayment period may be 20 years for the purchase of a principal residence.

Upon termination of service due to disability or retirement, a participant or beneficiary, in case of the participant’s death, may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over a five-year period. For termination of service due to other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Vested account balances less than $5,000 are immediately distributable under the terms of the Plan, without the Participant’s consent, unless a timely election of rollover to an IRA or another qualified plan has been made.

Each participant's account is credited with the participant's contributions, contributions from the Employer and applicable investment earnings, and is charged with an allocation of administrative expenses and applicable investment losses.  Forfeited non-vested amounts are used to reduce future Employer contributions.

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

3. Investments

The following is a summary of assets held for investment:

	December 31, 2004			December 31, 2003
	Number of			Number of
	Shares, Units	Fair		Shares, Units	Fair
	or Par Value	Value		or Par Value	Value
Quoted Market Values
Common stock---LNC	1,257,966	$58,721,853	*	1,350,605	$54,523,924	*
Pooled separate account investment
contracts underwritten by Lincoln Life:
Core Equity Fund	956,272.451	13,498,359	*	957,140.858	12,133,579	*
Medium Capitalization Equity Fund	833,783.418	10,462,314	*	864,898.815	9,452,047	*
Short Term Fund	1,700,613.780	6,253,838		1,539,780.100	5,616,810
Government/ Corporate Bond Fund	291,777.749	2,545,761		281,100.440	2,311,461
Large Capitalization Equity Fund	1,201,311.739	10,014,376	*	1,242,408.641	10,116,809	*
Balanced Fund	261,627.576	2,002,419		221,520.392	1,555,405
High Yield Bond Fund	721,142.318	2,725,052		677,534.414	2,268,995
Small Capitalization Equity Fund	1,403,790.064	11,094,295	*	1,410,390.044	9,851,575	*
Value Equity Fund	2,501,312.327	6,108,705		2,115,372.390	4,636,896
International Equity Fund	1,067,960.074	9,292,320	*	932,529.673	6,704,888
Conservative Balanced Fund	232,576.568	491,876		221,093.519	434,050
Aggressive Balanced Fund	379,036.436	899,606		275,088.192	587,726
Delaware Growth and Income Fund	918,745.140	1,555,893		649,762.829	993,292
Scudder VIT Equity 500 Index Fund	4,168,208.538	4,189,465		3,871,959.676	3,529,291
Fidelity VIP Contrafund	4,383,002.727	5,478,314		2,917,953.594	3,166,855
Neuberger-Berman AMT Regency Fund	1,894,203.416	2,702,461		1,224,187.180	1,429,483
Social Awareness Fund	1,220,854.693	1,297,647		1,152,697.791	1,090,452
American Funds New Perspective	2,928,516.285	2,800,247		1,520,723.497	1,315,274
Neuberger-Berman Mid-Cap Growth Fund	1,880,412.759	2,011,666		1,506,601.361	1,387,881
Scudder VIT Small Cap Index Fund	1,878,239.710	2,924,044		1,559,466.488	2,064,734
Janus Aspen Growth Fund	31,596.547	298,351		38,684.997	351,608
Fidelity VIP Overseas Fund	72,217.004	882,709		49,003.881	530,188
Total pooled separate accounts		99,529,718			81,529,299

Contract Value
Investment contracts
underwritten by Lincoln Life	17,598,686	17,598,686	*	15,955,401	15,955,401	*

Estimated Value
Wells Fargo Bank short-term
investment fund	1,195,934	1,195,934		1,629,309	1,629,309
Participants loans	4,151,804	4,151,804		4,218,026	4,218,026
Total investments		$181,197,995			$157,855,959

* Investments that represent 5% or more of the fair value of net assets available for benefits as of the indicated date.

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

3. Investments (continued)

Net realized gain (loss) on sale and distribution of investments is summarized as follows:

	Year ended December 31
	2004	2003	2002
Common stock
Proceeds from disposition of stock	$11,566,749	$6,636,009	$9,787,848
Cost of stock disposed	7,496,712	5,072,511	5,737,118
Net realized gain on sale and distribution
of common stock	$4,070,037	$1,563,498	$4,050,730

Pooled separate accounts
Proceeds from disposition of units	$29,304,850	$33,001,417	$38,447,890
Cost of units disposed	27,652,441	34,041,950	41,040,642
Net realized loss on sale and distribution
of pooled separate accounts	$1,652,409	$(1,040,533)	$(2,592,752)

The net change in unrealized appreciation or depreciation of investments in total and by investment classification as determined by quoted market price is summarized as follows:

	Year ended December 31
	2004	2003	2002
Fair value in excess of cost:
At beginning of the year	$30,097,179	$1,041,669	$42,877,748
At end of the year	42,460,285	30,097,179	1,041,669
Change in net unrealized appreciation of investments	$12,363,106	$29,055,510	$(41,836,079)

Common stock	$4,108,565	$11,125,039	$(30,005,422)
Pooled separate accounts	8,254,541	17,930,471	(11,830,657)
Change in net unrealized appreciation of investments	$12,363,106	$29,055,510	$(41,836,079)

The investment contracts (Guaranteed Fund) earned an average interest rate of approximately 4.0%, 4.0%, and 4.9% in 2004, 2003, and 2002 respectively. The credited interest rates for new contributions, which approximate the current market rate, were 4.0% and 5.0% at December 31, 2004 and 2003, respectively. The rate on new contributions is guaranteed through the three succeeding calendar year quarters. The credited interest rates for the remaining contract value balance was 4.0% at both December 31, 2004 and 2003 and were determined based upon the performance of  Lincoln Life's general account. The credited interest rates can be changed quarterly. The minimum guaranteed rate is 3.5%. The guarantee is based on Lincoln Life's ability to meet its financial obligations from the general assets of Lincoln Life. The fair value of the investment contracts approximates contract value.

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options

The detail of the net assets available for plan benefits by investment option is as follows:

Investment Options
December 31, 2004	Total	1	2	3	4	5	6
Assets
Investments:
Common stock	$58,721,853	$58,721,853	$-	$-	$-	$-	$-
Short-term investment fund	1,195,934	1,195,934	-	-	-	-	-
Pooled separate accounts	99,529,718	-	-	-	13,498,359	10,462,314	6,253,838
Investment contracts	17,598,686	-	-	17,598,686	-	-	-
Participant loans	4,151,804	-	-	-	-	-	-
Total investments	181,197,995	59,917,787	-	17,598,686	13,498,359	10,462,314	6,253,838

Accrued interest receivable	60,484	2,134	-	58,350	-	-	-
Due from (to) broker	(26,629)	-	-	85	74,516	66,870	-
Contributions receivable from participant deferrals	-	-	-	-	-	-	-
Contributions receivable from Employer companies	2,878,195	2,878,195	-	-	-	-	-
Net assets available for plan benefits	$184,110,045	$62,798,116	$-	$17,657,121	$13,572,875	$10,529,184	$6,253,838

Investment Options
December 31, 2004	7	8	9	10	11	12	13
Assets
Investments:
Common stock	$-	$-	$-	$-	$-	$-	$-
Short-term investment fund	-	-	-	-	-	-	-
Pooled separate accounts	2,545,761	10,014,376	2,002,419	2,725,052	11,094,295	6,108,705	9,292,320
Investment contracts	-	-	-	-	-	-	-
Participant loans	-	-	-	-	-	-	-
Total investments	2,545,761	10,014,376	2,002,419	2,725,052	11,094,295	6,108,705	9,292,320

Accrued interest receivable	-	-	-	-	-	-	-
Due from (to) broker	34,989	18,155	4,545	(4,085)	83,286	(26,624)	57,800
Contributions receivable from participant deferrals	-	-	-	-	-	-	-
Contributions receivable from Employer companies	-	-	-	-	-	-	-
Net assets available for plan benefits	$2,580,750	$10,032,531	$2,006,964	$2,720,967	$11,177,581	$6,082,081	$9,350,120

Investment Options
December 31, 2004	14	15	16	17	18	19	20
Assets
Investments:
Common stock	$-	$-	$-	$-	$-	$-	$-
Short-term investment fund	-	-	-	-	-	-	-
Pooled separate accounts	491,876	899,606	1,555,893	4,189,465	5,478,314	2,702,461	1,297,647
Investment contracts	-	-	-	-	-	-	-
Participant loans	-	-	-	-	-	-	-
Total investments	491,876	899,606	1,555,893	4,189,465	5,478,314	2,702,461	1,297,647

Accrued interest receivable	-	-	-	-	-	-	-
Due from (to) broker	126	-	3,579	(22,688)	(108,815)	(128,944)	91,085
Contributions receivable from participant deferrals	-	-	-	-	-	-	-
Contributions receivable from Employer companies	-	-	-	-	-	-	-
Net assets available for plan benefits	$492,002	$899,606	$1,559,472	$4,166,777	$5,369,499	$2,573,517	$1,388,732

Investment Options
December 31, 2004	21	22	23	24	25	Loans
Assets
Investments:
Common stock	$-	$-	$-	$-	$-	$-
Short-term investment fund	-	-	-	-	-	-
Pooled separate accounts	2,800,247	2,011,666	2,924,044	298,351	882,709	-
Investment contracts	-	-	-	-	-	-
Participant loans	-	-	-	-	-	4,151,804
Total investments	2,800,247	2,011,666	2,924,044	298,351	882,709	4,151,804

Accrued interest receivable	-	-	-	-	-	-
Due from (to) broker	(63,077)	(25,532)	(95,448)	13,081	467	-
Contributions receivable from participant deferrals	-	-	-	-	-	-
Contributions receivable from Employer companies	-	-	-	-	-	-
Net assets available for plan benefits	$2,737,170	$1,986,134	$2,828,596	$311,432	$883,176	$4,151,804

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options

The detail of the net assets available for plan benefits by investment option is as follows:

Investment Options
December 31, 2003	Total	1	2	3	4	5	6
Assets
Investments:
Common stock	$54,523,924	$54,523,924	$-	$-	$-	$-	$-
Short-term investment fund	1,629,309	1,629,309	-	-	-	-	-
Pooled separate accounts	81,529,299	-	-	-	12,133,579	9,452,047	5,616,810
Investment contracts	15,955,401	-	-	15,955,401	-	-	-
Participant loans	4,218,026	-	-	-	-	-	-
Total investments	157,855,959	56,153,233	-	15,955,401	12,133,579	9,452,047	5,616,810

Accrued interest receivable	1,328	1,328	-	-	-	-	-
Due from (to) broker	50,997	-	-	(7,346)	(31,698)	22,419	(15,628)
Contributions receivable from participant deferrals	232,518	232,518	-	-	-	-	-
Contributions receivable from Employer companies	3,946,241	3,946,241	-	-	-	-	-
Net assets available for plan benefits	$162,087,043	$60,333,320	$-	$15,948,055	$12,101,881	$9,474,466	$5,601,182

Investment Options
December 31, 2003	7	8	9	10	11	12	13
Assets
Investments:
Common stock	$-	$-	$-	$-	$-	$-	$-
Short-term investment fund	-	-	-	-	-	-	-
Pooled separate accounts	2,311,461	10,116,809	1,555,405	2,268,995	9,851,575	4,636,896	6,704,888
Investment contracts	-	-	-	-	-	-	-
Participant loans	-	-	-	-	-	-	-
Total investments	2,311,461	10,116,809	1,555,405	2,268,995	9,851,575	4,636,896	6,704,888

Accrued interest receivable	-	-	-	-	-	-	-
Due from (to) broker	(3,469)	(29,148)	(5,955)	(11,070)	56,547	35,557	1,638
Contributions receivable from participant deferrals	-	-	-	-	-	-	-
Contributions receivable from Employer companies	-	-	-	-	-	-	-
Net assets available for plan benefits	$2,307,992	$10,087,661	$1,549,450	$2,257,925	$9,908,122	$4,672,453	$6,706,526

Investment Options
December 31, 2003	14	15	16	17	18	19	20
Assets
Investments:
Common stock	$-	$-	$-	$-	$-	$-	$-
Short-term investment fund	-	-	-	-	-	-	-
Pooled separate accounts	434,050	587,726	993,292	3,529,291	3,166,855	1,429,483	1,090,452
Investment contracts	-	-	-	-	-	-	-
Participant loans	-	-	-	-	-	-	-
Total investments	434,050	587,726	993,292	3,529,291	3,166,855	1,429,483	1,090,452

Accrued interest receivable	-	-	-	-	-	-	-
Due from (to) broker	(242)	(3,040)	(3,281)	(2,717)	(7,609)	280	(22,441)
Contributions receivable from participant deferrals	-	-	-	-	-	-	-
Contributions receivable from Employer companies	-	-	-	-	-	-	-
Net assets available for plan benefits	$433,808	$584,686	$990,011	$3,526,574	$3,159,246	$1,429,763	$1,068,011

Investment Options
December 31, 2003	21	22	23	24	25	Loans
Assets
Investments:
Common stock	$-	$-	$-	$-	$-	$-
Short-term investment fund	-	-	-	-	-	-
Pooled separate accounts	1,315,274	1,387,881	2,064,734	351,608	530,188	-
Investment contracts	-	-	-	-	-	-
Participant loans	-	-	-	-	-	4,218,026
Total investments	1,315,274	1,387,881	2,064,734	351,608	530,188	4,218,026

Accrued interest receivable	-	-	-	-	-	-
Due from (to) broker	27,695	54,112	(2,623)	-	(984)	-
Contributions receivable from participant deferrals	-	-	-	-	-	-
Contributions receivable from Employer companies	-	-	-	-	-	-
Net assets available for plan benefits	$1,342,969	$1,441,993	$2,062,111	$351,608	$529,204	$4,218,026

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

Investment Options
December 31, 2004	Total	1	2	3	4	5	6
Investment income:
Cash dividends	$1,819,776	$1,819,776	$-	$-	$-	$-	$-
Interest	998,992	24,854	-	723,395	-	-	-
Total investment income	2,818,768	1,844,630	-	723,395	-	-	-
Net realized gain (loss) on sale and
distribution of investments:
Common stock	4,070,037	4,070,037
Pooled separate accounts	1,652,409	-	-	-	203,967	(3,539)	51,005
Total net realized gains (losses)	5,722,446	4,070,037	-	-	203,967	(3,539)	51,005
Net unrealized appreciation
(depreciation) of investments	12,363,106	4,108,565	-	-	1,184,989	1,379,549	1,288
Contributions:
Participant	7,452,877	748,914	-	248,869	691,806	602,308	244,033
Employer companies	5,199,336	3,161,387	-	85,062	223,592	200,559	64,686
Total contributions	12,652,213	3,910,301	-	333,931	915,398	802,867	308,719
Transfers to affiliated plans	3,588,680	614,533	-	871,935	296,183	276,040	141,047
Distributions to participants	(14,994,001)	(5,348,906)	-	(1,809,653)	(780,660)	(705,912)	(1,789,266)
Administrative expenses	(128,210)	(46,539)	-	(12,364)	(9,549)	(7,507)	(4,818)
Net transfers	-	(6,687,825)	-	1,601,822	(339,334)	(686,780)	1,944,681
Net increase (decrease) in net
assets available for plan benefits	22,023,002	2,464,796	-	1,709,066	1,470,994	1,054,718	652,656
Net assets available for plan
benefits at beginning of the year	162,087,043	60,333,320	-	15,948,055	12,101,881	9,474,466	5,601,182
Net assets available for plan
benefits at end of the year	$184,110,045	$62,798,116	$-	$17,657,121	$13,572,875	$10,529,184	$6,253,838

Investment Options
December 31, 2004	7	8	9	10	11	12	13
Investment income:
Cash dividends	$-	$-	$-	$-	$-	$-	$-
Interest	-	-	-	-	-	-	-
Total investment income	-	-	-	-	-	-	-
Net realized gain (loss) on sale and
distribution of investments:
Common stock	-	-	-	-	-	-	-
Pooled separate accounts	118,385	(188,688)	55,178	136,428	305,375	89,484	272,710
Total net realized gains (losses)	118,385	(188,688)	55,178	136,428	305,375	89,484	272,710
Net unrealized appreciation
(depreciation) of investments	34,359	431,322	108,514	134,775	1,004,627	502,684	1,267,577
Contributions:
Participant	150,522	805,344	173,788	185,635	741,598	497,130	591,062
Employer companies	40,739	261,466	53,278	55,264	227,043	150,881	182,480
Total contributions	191,261	1,066,810	227,066	240,899	968,641	648,011	773,542
Transfers to affiliated plans	76,543	155,178	1,501	19,033	225,840	158,488	116,473
Distributions to participants	(289,392)	(777,277)	(183,498)	(73,459)	(717,672)	(413,380)	(411,164)
Administrative expenses	(1,914)	(7,967)	(1,428)	(1,769)	(8,185)	(4,158)	(5,949)
Net transfers	143,516	(734,508)	250,181	7,135	(509,167)	428,499	630,405
Net increase (decrease) in net
assets available for plan benefits	272,758	(55,130)	457,514	463,042	1,269,459	1,409,628	2,643,594
Net assets available for plan
benefits at beginning of the year	2,307,992	10,087,661	1,549,450	2,257,925	9,908,122	4,672,453	6,706,526
Net assets available for plan
benefits at end of the year	$2,580,750	$10,032,531	$2,006,964	$2,720,967	$11,177,581	$6,082,081	$9,350,120

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

Investment Options
December 31, 2004	14	15	16	17	18	19	20
Investment income:
Cash dividends	$-	$-	$-	$-	$-	$-	$-
Interest	-	-	-	-	-	-	-
Total investment income	-	-	-	-	-	-	-
Net realized gain (loss) on sale and
distribution of investments:
Common stock	-	-	-	-	-	-	-
Pooled separate accounts	18,830	15,861	33,241	96,378	84,290	100,306	70,301
Total net realized gains (losses)	18,830	15,861	33,241	96,378	84,290	100,306	70,301
Net unrealized appreciation
(depreciation) of investments	16,777	67,620	113,392	295,717	537,009	315,620	77,919
Contributions:
Participant	36,869	122,416	160,835	229,911	352,392	150,485	63,352
Employer companies	11,905	31,944	45,509	66,604	99,622	42,459	17,056
Total contributions	48,774	154,360	206,344	296,515	452,014	192,944	80,408
Transfers to affiliated plans	-	33,405	12,599	234,516	39,198	23,085	5,632
Distributions to participants	(14,303)	(95,828)	(38,684)	(123,031)	(349,783)	(140,610)	(35,899)
Administrative expenses	(367)	(627)	(981)	(2,968)	(3,091)	(1,472)	(934)
Net transfers	(11,517)	140,129	243,550	(156,924)	1,450,616	653,881	123,294
Net increase (decrease) in net
assets available for plan benefits	58,194	314,920	569,461	640,203	2,210,253	1,143,754	320,721
Net assets available for plan
benefits at beginning of the year	433,808	584,686	990,011	3,526,574	3,159,246	1,429,763	1,068,011
Net assets available for plan
benefits at end of the year	$492,002	$899,606	$1,559,472	$4,166,777	$5,369,499	$2,573,517	$1,388,732

Investment Options
December 31, 2004	21	22	23	24	25	Loans
Investment income:
Cash dividends	$-	$-	$-	$-	$-	$-
Interest	-	-	-	-	-	250,743
Total investment income	-	-	-	-	-	250,743
Net realized gain (loss) on sale and
distribution of investments:
Common stock	-	-	-	-	-	-
Pooled separate accounts	(72,288)	29,076	147,930	39,823	48,356	-
Total net realized gains (losses)	(72,288)	29,076	147,930	39,823	48,356	-
Net unrealized appreciation
(depreciation) of investments	305,514	235,544	223,675	(21,832)	37,902	-
Contributions:
Participant	136,142	200,906	212,549	27,387	78,624	-
Employer companies	40,541	55,631	56,071	6,768	18,789	-
Total contributions	176,683	256,537	268,620	34,155	97,413	-
Transfers to affiliated plans	98,166	21,996	89,182	53,567	24,540	-
Distributions to participants	(224,214)	(172,305)	(136,161)	(23,429)	(22,550)	(316,965)
Administrative expenses	(1,312)	(1,347)	(2,011)	(346)	(607)	-
Net transfers	1,111,652	174,640	175,250	(122,114)	168,918	-
Net increase (decrease) in net
assets available for plan benefits	1,394,201	544,141	766,485	(40,176)	353,972	(66,222)
Net assets available for plan
benefits at beginning of the year	1,342,969	1,441,993	2,062,111	351,608	529,204	4,218,026
Net assets available for plan
benefits at end of the year	$2,737,170	$1,986,134	$2,828,596	$311,432	$883,176	$4,151,804

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

Investment Options
December 31, 2003	Total	1	2	3	4	5	6
Investment income:
Cash dividends	$1,924,171	$1,924,171	$-	$-	$-	$-	$-
Interest	914,085	15,311	-	622,789	-	-	-
Total investment income	2,838,256	1,939,482	-	622,789	-	-	-
Net realized gain (loss) on sale and
distribution of investments:
Common stock	1,563,498	1,563,498	-	-	-	-	-
Pooled separate accounts	(1,040,533)	-	-	-	(86,860)	(324,703)	99,353
Total net realized gains (losses)	522,965	1,563,498	-	-	(86,860)	(324,703)	99,353
Net unrealized appreciation
(depreciation) of investments	29,055,510	11,125,039	-	-	2,867,561	2,607,152	(38,827)
Contributions:
Participant	6,280,189	954,053	-	229,346	618,903	547,801	202,458
Employer companies	6,056,534	4,300,682	-	81,192	210,048	190,321	62,817
Total contributions	12,336,723	5,254,735	-	310,538	828,951	738,122	265,275
Transfers to affiliated plans	285,051	72,815	-	(225,925)	(27,431)	72,098	(85,843)
Distributions to participants	(15,112,736)	(3,938,718)	-	(1,674,653)	(690,935)	(672,902)	(1,906,570)
Administrative expenses	(103,179)	(37,385)	-	(11,496)	(7,744)	(5,938)	(6,154)
Net transfers	-	(4,787,547)	-	1,548,319	(89,927)	360,326	(1,361,027)
Net increase (decrease) in net
assets available for plan benefits	29,822,590	11,191,919	-	569,572	2,793,615	2,774,155	(3,033,793)
Net assets available for plan
benefits at beginning of the year	132,264,453	49,141,401	-	15,378,483	9,308,266	6,700,311	8,634,975
Net assets available for plan
benefits at end of the year	$162,087,043	$60,333,320	$-	$15,948,055	$12,101,881	$9,474,466	$5,601,182

Investment Options
December 31, 2003	7	8	9	10	11	12	13
Investment income:
Cash dividends	$-	$-	$-	$-	$-	$-	$-
Interest	-	-	-	-	-	-	-
Total investment income	-	-	-	-	-	-	-
Net realized gain (loss) on sale and
distribution of investments:
Common stock	-	-	-	-	-	-	-
Pooled separate accounts	186,429	(505,088)	12,908	212,775	(144,779)	(102,761)	22,254
Total net realized gains (losses)	186,429	(505,088)	12,908	212,775	(144,779)	(102,761)	22,254
Net unrealized appreciation
(depreciation) of investments	27,141	2,489,266	251,242	291,368	2,699,755	1,078,364	1,851,824
Contributions:
Participant	181,394	726,921	145,412	133,667	619,840	429,409	396,354
Employer companies	44,803	247,494	49,839	44,696	203,487	140,182	139,205
Total contributions	226,197	974,415	195,251	178,363	823,327	569,591	535,559
Transfers to affiliated plans	16,781	49,433	54,428	86,123	141,515	(1,140)	55,930
Distributions to participants	(1,060,535)	(1,053,523)	(264,923)	(394,941)	(904,542)	(410,144)	(570,470)
Administrative expenses	(2,038)	(7,124)	(1,140)	(1,480)	(6,280)	(3,027)	(3,912)
Net transfers	374,601	(467,065)	38,391	569,299	(327,707)	(79,799)	512,117
Net increase (decrease) in net
assets available for plan benefits	(231,424)	1,480,314	286,157	941,507	2,281,289	1,051,084	2,403,302
Net assets available for plan
benefits at beginning of the year	2,539,416	8,607,347	1,263,293	1,316,418	7,626,833	3,621,369	4,303,224
Net assets available for plan
benefits at end of the year	$2,307,992	$10,087,661	$1,549,450	$2,257,925	$9,908,122	$4,672,453	$6,706,526

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

Investment Options
December 31, 2003	14	15	16	17	18	19	20
Investment income:
Cash dividends	$-	$-	$-	$-	$-	$-	$-
Interest	-	-	-	-	-	-	-
Total investment income	-	-	-	-	-	-	-
Net realized gain (loss) on sale and
distribution of investments:
Common stock	-	-	-	-	-	-	-
Pooled separate accounts	17,868	7,119	(6,874)	(54,667)	6,812	(171)	(6,860)
Total net realized gains (losses)	17,868	7,119	(6,874)	(54,667)	6,812	(171)	(6,860)
Net unrealized appreciation
(depreciation) of investments	30,107	94,774	187,710	735,010	618,239	351,190	169,673
Contributions:
Participant	36,302	68,137	75,269	138,688	196,536	102,623	33,513
Employer companies	13,290	16,468	24,366	45,675	65,512	34,251	10,930
Total contributions	49,592	84,605	99,635	184,363	262,048	136,874	44,443
Transfers to affiliated plans	(2,816)	28,712	(1,152)	44,307	-	11,882	5,252
Distributions to participants	(126,688)	(52,635)	(29,174)	(265,152)	(206,183)	(116,579)	(31,733)
Administrative expenses	(360)	(376)	(536)	(1,818)	(1,716)	(853)	(411)
Net transfers	84,261	105,961	248,225	1,023,800	659,588	58,024	555,838
Net increase (decrease) in net
assets available for plan benefits	51,964	268,160	497,834	1,665,843	1,338,788	440,367	736,202
Net assets available for plan
benefits at beginning of the year	381,844	316,526	492,177	1,860,731	1,820,458	989,396	331,809
Net assets available for plan
benefits at end of the year	$433,808	$584,686	$990,011	$3,526,574	$3,159,246	$1,429,763	$1,068,011

Investment Options
December 31, 2003	21	22	23	24	25	Loans
Investment income:
Cash dividends	$-	$-	$-	$-	$-	$-
Interest	-	-	-	-	-	275,985
Total investment income	-	-	-	-	-	275,985
Net realized gain (loss) on sale and
distribution of investments:
Common stock	-	-	-	-	-	-
Pooled separate accounts	(340,337)	(91,840)	35,349	5,706	17,834	-
Total net realized gains (losses)	(340,337)	(91,840)	35,349	5,706	17,834	-
Net unrealized appreciation
(depreciation) of investments	648,753	386,369	422,749	62,822	98,229	-
Contributions:
Participant	137,349	157,349	112,935	15,485	20,445	-
Employer companies	40,651	50,064	29,995	4,594	5,972	-
Total contributions	178,000	207,413	142,930	20,079	26,417	-
Transfers to affiliated plans	(4,398)	(262)	3,783	-	(9,041)	-
Distributions to participants	(236,552)	(140,046)	(136,746)	(19,714)	(1,298)	(207,380)
Administrative expenses	(1,295)	(930)	(846)	(145)	(175)	-
Net transfers	(432,214)	11,331	915,975	189,490	289,740	-
Net increase (decrease) in net
assets available for plan benefits	(188,043)	372,035	1,383,194	258,238	421,706	68,605
Net assets available for plan
benefits at beginning of the year	1,531,012	1,069,958	678,917	93,370	107,498	4,149,421
Net assets available for plan
benefits at end of the year	$1,342,969	$1,441,993	$2,062,111	$351,608	$529,204	$4,218,026

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

Investment Options
December 31, 2002	Total	1	2	3	4	5	6
Investment income:
Cash dividends	$1,954,337	$1,954,337	$-	$-	$-	$-	$-
Interest	1,048,597	32,665	-	644,711	-	-	-
Total investment income	3,002,934	1,987,002	-	644,711	-	-	-
Net realized gain (loss) on sale and
distribution of investments:
Common stock	4,050,730	4,050,730	-	-	-	-	-
Pooled separate accounts	(2,592,752)	-	100,813	-	(253,270)	(472,407)	197,620
Total net realized gains (losses)	1,457,978	4,050,730	100,813	-	(253,270)	(472,407)	197,620
Net unrealized appreciation
(depreciation) of investments	(41,836,079)	(30,005,422)	(100,813)	-	(2,472,769)	(2,515,825)	(65,128)
Contributions:
Participant	6,068,580	1,164,032	-	139,184	590,732	572,190	259,361
Employer companies	2,258,564	621,512	-	50,303	202,712	194,473	87,963
Total contributions	8,327,144	1,785,544	-	189,487	793,444	766,663	347,324
Transfers to affiliated plans	(42,253)	(174,166)	-	(8,922)	46,286	4,439	12,428
Distributions to participants	(13,242,739)	(5,986,944)	-	(947,254)	(660,430)	(502,205)	(1,737,364)
Administrative expenses	(106,837)	(46,821)	-	(9,052)	(8,097)	(6,212)	(6,356)
Net transfers	-	(5,043,615)	-	2,622,171	(1,073,916)	(536,973)	757,960
Net increase (decrease) in net
assets available for plan benefits	(42,439,852)	(33,433,692)	-	2,491,141	(3,628,752)	(3,262,520)	(493,516)
Net assets available for plan
benefits at beginning of the year	174,704,305	82,575,093	-	12,887,342	12,937,018	9,962,831	9,128,491
Net assets available for plan
benefits at end of the year	$132,264,453	$49,141,401	$-	$15,378,483	$9,308,266	$6,700,311	$8,634,975

Investment Options
December 31, 2002	7	8	9	10	11	12	13
Investment income:
Cash dividends	$-	$-	$-	$-	$-	$-	$-
Interest	-	-	-	-	-	-	-
Total investment income	-	-	-	-	-	-	-
Net realized gain (loss) on sale and
distribution of investments:
Common stock	-	-	-	-	-	-	-
Pooled separate accounts	128,462	(647,710)	(12,538)	(12,251)	(400,749)	(238,697)	(28,967)
Total net realized gains (losses)	128,462	(647,710)	(12,538)	(12,251)	(400,749)	(238,697)	(28,967)
Net unrealized appreciation
(depreciation) of investments	61,596	(2,980,705)	(168,217)	36,874	(1,343,817)	(548,135)	(419,400)
Contributions:
Participant	83,869	786,073	111,369	108,073	633,221	397,522	379,964
Employer companies	27,224	252,249	39,860	40,432	197,214	132,360	130,153
Total contributions	111,093	1,038,322	151,229	148,505	830,435	529,882	510,117
Transfers to affiliated plans	52,250	(18,100)	-	(24,805)	(4,158)	(4,536)	1,818
Distributions to participants	(176,883)	(700,483)	(94,582)	(167,138)	(579,365)	(173,951)	(219,333)
Administrative expenses	(1,551)	(7,859)	(1,077)	(922)	(6,127)	(2,866)	(3,233)
Net transfers	697,096	(233,414)	(80,954)	95,953	(23,549)	128,204	52,932
Net increase (decrease) in net
assets available for plan benefits	872,063	(3,549,949)	(206,139)	76,216	(1,527,330)	(310,099)	(106,066)
Net assets available for plan
benefits at beginning of the year	1,667,353	12,157,296	1,469,432	1,240,202	9,154,163	3,931,468	4,409,290
Net assets available for plan
benefits at end of the year	$2,539,416	$8,607,347	$1,263,293	$1,316,418	$7,626,833	$3,621,369	$4,303,224

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The detail of the changes in net assets available for plan benefits by investment option is as follows:

Investment Options
December 31, 2002	14	15	16	17	18	19	20
Investment income:
Cash dividends	$-	$-	$-	$-	$-	$-	$-
Interest	-	-	-	-	-	-	-
Total investment income	-	-	-	-	-	-
Net realized gain (loss) on sale and
distribution of investments:
Common stock	-	-	-	-	-	-	-
Pooled separate accounts	(1,205)	(16,947)	(46,485)	(82,669)	(42,364)	(57,377)	(22,034)
Total net realized gains (losses)	(1,205)	(16,947)	(46,485)	(82,669)	(42,364)	(57,377)	(22,034)
Net unrealized appreciation
(depreciation) of investments	189	(15,289)	(74,029)	(452,930)	(113,994)	(75,724)	(65,549)
Contributions:
Participant	23,988	40,194	64,486	109,092	125,242	88,624	24,539
Employer companies	8,248	12,974	22,387	35,487	42,174	32,030	8,403
Total contributions	32,236	53,168	86,873	144,579	167,416	120,654	32,942
Transfers to affiliated plans	-	-	-	9,512	3,823	-	-
Distributions to participants	(364)	(15,507)	(26,195)	(18,360)	(47,672)	(34,315)	5,902
Administrative expenses	(174)	(234)	(332)	(1,296)	(1,088)	(764)	(194)
Net transfers	205,824	(54,252)	108,748	547,174	617,524	100,712	168,042
Net increase (decrease) in net
assets available for plan benefits	236,506	(49,061)	48,580	146,010	583,645	53,186	119,109
Net assets available for plan
benefits at beginning of the year	145,338	365,587	443,597	1,714,721	1,236,813	936,210	212,700
Net assets available for plan
benefits at end of the year	$381,844	$316,526	$492,177	$1,860,731	$1,820,458	$989,396	$331,809

Investment Options
December 31, 2002	21	22	23	24	25	Loans
Investment income:
Cash dividends	$-	$-	$-	$-	$-	$-
Interest	-	-	-	-	-	371,221
Total investment income	-	-	-	-	-	371,221
Net realized gain (loss) on sale and
distribution of investments:
Common stock	-	-	-	-	-	-
Pooled separate accounts	(215,497)	(421,707)	(27,372)	(12,174)	(7,227)	-
Total net realized gains (losses)	(215,497)	(421,707)	(27,372)	(12,174)	(7,227)	-
Net unrealized appreciation
(depreciation) of investments	(278,665)	(66,601)	(157,741)	(5,914)	(8,071)	-
Contributions:
Participant	160,898	135,227	58,510	5,619	6,571	-
Employer companies	52,320	46,589	18,013	1,677	1,807	-
Total contributions	213,218	181,816	76,523	7,296	8,378	-
Transfers to affiliated plans	20,255	20,416	21,207	-	-	-
Distributions to participants	(17,714)	(38,899)	(14,053)	247	1,010	(1,090,887)
Administrative expenses	(1,208)	(873)	(441)	(26)	(34)	-
Net transfers	98,548	306,592	321,810	103,941	113,442	-
Net increase (decrease) in net
assets available for plan benefits	(181,063)	(19,256)	219,933	93,370	107,498	(719,666)
Net assets available for plan
benefits at beginning of the year	1,712,075	1,089,214	458,984	-	-	4,869,087
Net assets available for plan
benefits at end of the year	$1,531,012	$1,069,958	$678,917	$93,370	$107,498	$4,149,421

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

Information with respect to investment options is as follows:

Option	Description of Investment Option

1	LNC Common Stock Fund, which invests primarily in the stock of LNC. Some funds may be invested in the Wells Fargo Bank Short-Term Investment Fund until the LNC stock can be purchased.

2	Guaranteed Fund, which invests primarily in high grade corporate securities. The account’s balances are backed by the general assets of the Lincoln National Life Insurance Company.

3	Core Equity Fund (SA#11), which invests primarily in large capitalization stocks of large-sized U.S. companies.

4	Medium Capitalization Equity Fund (SA#17), which invests primarily in medium-sized companies that have strong financial characteristics.

5
Short-Term Fund (SA#14), which invests in high quality money market securities that include commercial paper, bankers acceptances, certificates of deposit, loan participation and short-term U.S. government debt.

6	Government/Corporate Bond Fund (SA#12), which invests primarily in U.S. government bonds, high-quality corporate bonds, and foreign bonds.

7
Large Capitalization Equity Fund (SA#23), which invests primarily in large-sized companies whose stock has the potential for a significant appreciation in value within 18 months from the date of purchase.

8
Balanced Fund (SA#21), which invests in three different asset classes: stocks, bonds and money market instruments, which provides growth through the stock portion and reduced risk through the bond and money market portion.

9	High Yield Bond Fund (SA#20), which invests primarily in below-investment-grade bonds, providing higher rates of return to compensate for higher risk.

10	Small Capitalization Equity Fund (SA#24), which invests primarily in the stock of new, rapid growth companies.

11	Value Equity Fund (SA#28), which invests primarily in large capitalization stocks of undervalued companies that are industry leaders.

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

12	International Equity Fund (SA#22), which invests primarily in dividend paying stocks of non-U.S.companies.

13	Conservative Balanced Account (SA#30), which invests in three different asset classes with a bias towards fixed-income securities and some equity exposure.

14	Aggressive Balanced Fund (SA#32), which invests in three different asset classes with a bias towards equities.

15	Delaware Growth and Income Fund (SA#61), which invests in large-capitalization/value securities of companies with high dividend yields.

16	Scudder VIT Equity 500 Index Fund (SA#27), which invests in large cap/blend equities in approximately the same proportions as represented in the S&P 500.

17	Fidelity VIP Contrafund (SA#35), which seeks diversified capital appreciation by investing in shares of companies that may be undervalued.

18	Neuberger-Berman AMT Regency Fund (SA#38), which seeks capital growth by investing in stocks of well managed companies whose prices may be undervalued.

19	Social Awareness Fund (SA#33), which seeks capital growth and social responsibility by investing in stocks of companies that are committed to human needs.

20
American Funds New Perspective Fund  (SA#34), which seeks to provide long-term growth of capital through investments in blue chip companies in the United States and abroad, emphasizing multinational or global companies and focusing on opportunities generated by changes in global trade patterns and economic and political relationships.

21	Neuberger-Berman Mid-Cap Growth Fund (SA#37), which seeks growth of capital by investing primarily in stocks of mid-cap companies with potential to offer attractive long-term returns.

22	Scudder VIT Small Cap Index Fund (SA #36), which invests in a statistically selected diversified sample of the 2000 stocks included in the Russell 2000.

23
Janus Aspen Growth Fund (SA#70), which seeks long-term growth of capital in a manner consistent with the preservation of capital by investing primarily in common stock selected for their growth potential.

24	Fidelity VIP Overseas Fund (SA#59), which seeks long-term growth of capital by investing mainly in foreign securities.

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Notes to Financial Statements (continued)

4. Investment Options (continued)

The information as to the number of participants selecting each investment option is not readily available. During 2002, the Plan began offering investment options 24 and 25. Investment options 4 through 25 are invested in pooled separate accounts of Lincoln Life through a group annuity contract issued by Lincoln Life.

5. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated February 9, 1995, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and, therefore, the related trust is exempt from taxation. However, subsequent to the issuance of the favorable determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax exempt. The Plan Sponsor has indicated that it will take the necessary steps, if any, to maintain the Plan’s qualified status.

6. Tax Implications to Participants

There are no income tax consequences to participants arising from their pre-tax contributions, the Employer's contributions, and income earned in the Plan until actual distribution or withdrawal from the Plan.

7. Transactions with Parties-in-Interest

The Plan has investments in common stock of LNC and in pooled separate accounts and investment contracts with Lincoln Life. Lincoln Life charges the Plan for certain administrative expenses including trustee and audit fees. Total administrative expenses charged were $128,210, $103,179, and $106,837 in 2004, 2003 and 2002, respectively.

8. Concentrations of Credit Risks

The Plan has investments in common stock of LNC, pooled separate accounts, and unallocated investment contracts with Lincoln Life of $58,721,853, $99,529,718, and $17,598,686, respectively, at December 31, 2004 (31.9%, 54.1% and 9.6% of net assets, respectively). LNC and Lincoln Life operate predominately in the insurance and investment management industries.

The Plan invests in various investments that are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investments it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

The Lincoln National Life Insurance Company
Agents' Savings and Profit-Sharing Plan

Plan Number: 006
EIN: 35-0472300

Schedule H, Line 4i--Schedule of Assets (Held At End of Year)

December 31, 2004

(b)	(c)		(d)	(e)
	Description of Investment
	Including Maturity Date
Identity of Issue, Borrower,	Rate of Interest,			Current
Lessor or Similar Party	Par or Maturity Value		Cost	Value
* Common stock fund:
Lincoln National Corporation common stock	1,257,966	shares	**	$58,721,853
Wells Fargo Bank Short-Term Investment Fund	1,195,934	par value	**	1,195,934
				59,917,787
*Pooled separate accounts--
The Lincoln National Life Insurance
Company Separate Accounts:
Core Equity Fund	956,272.451	participation units	**	13,498,359
Medium Capitalization Equity Fund	833,783.418	participation units	**	10,462,314
Short Term Fund	1,700,613.780	participation units	**	6,253,838
Government/ Corporate Bond Fund	291,777.749	participation units	**	2,545,761
Large Capitalization Equity Fund	1,201,311.739	participation units	**	10,014,376
Balanced Fund	261,627.576	participation units	**	2,002,419
High Yield Bond Fund	721,142.318	participation units	**	2,725,052
Small Capitalization Equity Fund	1,403,790.064	participation units	**	11,094,295
Value Equity Fund	2,501,312.327	participation units	**	6,108,705
International Equity Fund	1,067,960.074	participation units	**	9,292,320
Conservative Balanced Fund	232,576.568	participation units	**	491,876
Aggressive Balanced Fund	379,036.436	participation units	**	899,606
Delaware Growth and Income Fund	918,745.140	participation units	**	1,555,893
Scudder VIT Equity 500 Index Fund	4,168,208.538	participation units	**	4,189,465
Fidelity VIP Contrafund	4,383,002.727	participation units	**	5,478,314
Neuberger-Berman AMT Regency Fund	1,894,203.416	participation units	**	2,702,461
Social Awareness Fund	1,220,854.693	participation units	**	1,297,647
American Funds New Perspective	2,928,516.285	participation units	**	2,800,247
Neuberger-Berman Mid-Cap Growth Fund	1,880,412.759	participation units	**	2,011,666
Scudder VIT Small Cap Index Fund	1,878,239.710	participation units	**	2,924,044
Janus Aspen Growth Fund	31,596.547	participation units	**	298,351
Fidelity VIP Overseas Fund	72,217.004	participation units	**	882,709
				99,529,718
*Investment contracts--
The Lincoln National Life
Insurance Company (Guaranteed Fund)		3.50% interest rate	**	17,598,686

Participant loans	Various loans at interest rates
	varying from 5.0% to 10.5%.		-	4,151,804
				$181,197,995

* Indicates party-in-interest to the Plan.
** Indicates a participant-directed fund. The cost disclosure is not required.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below are estimates of all additional expenses incurred or to be incurred by the registrant in connection with the issuance and distribution of the securities to be registered pursuant to the post-effective amendment.

Registration fees	$-0-
Printing and engraving	5,000
Legal fees	3,000
Trustee Fees	112,000
Accounting fees	3,500
Miscellaneous	-0-
TOTAL	$125,000

Item 14. Indemnification of Directors and Officers

Our by-laws, pursuant to authority contained in the Indiana Business Corporation Law (the "Law") and the Indiana Insurance Law Codes, respectively, provide for the indemnification of our officers, directors and employees against reasonable expenses (including attorneys’ fees) incurred by them in connection with the defense of any action, suit, or proceeding to which they are made or threatened to be made parties (including those brought by, or on behalf of us) if they are successful on the merits or otherwise in the defense of such proceeding except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations. We will also reimburse such officers, directors, and employees for reasonable costs of judgment settlement, penalties, fines and reasonable expenses (including attorneys’ fees) incurred with respect to, any such action, suit, or proceeding where such person is not wholly successful on the merits or otherwise in the defense of such proceeding, if such person’s conduct was in good faith, and such person reasonably believed that his/her conduct was in our best interest. In the case of a criminal proceeding, such person must also have reasonable cause to believe his/her conduct was lawful.

In the case of directors, a determination as to whether indemnification or reimbursement is proper shall be made by a majority of the disinterested directors or a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination shall be made by the chief executive officer of the respective corporation, or, if he so directs, in the manner it would be made if the individual were a director of the corporation. The Law provides that we may indemnify our present and past directors, officers, employees and agents, who serve, at our request, in such capacities of other entities, including partnerships, trusts and employee benefit plans against obligations to pay as the result of threatened, pending or completed actions, suits or proceedings, whether criminal, civil, administrative or investigations to which they are parties, if it is determined by a majority of disinterested directors, a committee of the board of directors, or special counsel selected by the board of directors, that they acted in good faith and they reasonably believed their conduct in their official capacity was in our best interests or if such conduct was not in their official capacity, that the same was at least not opposed to our best interests, and that in criminal proceedings they had reasonable cause to believe their conduct was lawful or no reasonable cause to believe that it was unlawful.

Such indemnification may apply to claims arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Lincoln National Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We maintain a program of insurance under which our directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for us.

Item 15. Recent Sales of Unregistered Securities

Not applicable.

Item 16. Exhibits

The exhibits filed with this Registration Statement are listed on page E-1.

Item 17. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(i) and (a)(ii) of this Item 17 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES--REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Forms S-1 and S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 8th, day of June, 2005.

LINCOLN NATIONAL CORPORATION

By: /s/ Frederick J. Crawford
Frederick J. Crawford
Senior Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Jon A. Boscia *	Chairman and Chief Executive Officer (Principal Executive Officer) and a Director	June 8, 2005
/s/ Frederick J. Crawford Frederick J. Crawford	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 8, 2005
/s/ Douglas N. Miller Douglas N. Miller	Chief Accounting Officer (Principal Accounting Officer)	June 8, 2005
Marcia J. Avedon, Ph.D.*	Director	June 8, 2005
William J. Avery *	Director	June 8, 2005
J. Patrick Barrett *	Director	June 8, 2005
Jenne K. Britell, Ph.D.*	Director	June 8, 2005
Eric G. Johnson *	Director	June 8, 2005
M. Leanne Lachman *	Director	June 8, 2005
Michael F. Mee *	Director	June 8, 2005
Ron J. Ponder, Ph.D.*	Director	June 8, 2005
Jill S. Ruckelshaus *	Director	June 8, 2005
Glenn F. Tilton*	Director	June 8, 2005

*By:   /s/ Dennis L. Schoff
Dennis L. Schoff, Attorney-in-Fact
(Pursuant to Powers of Attorney)

SIGNATURES
The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan (“Plan”)

Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on June 8, 2005.

THE LINCOLN NATIONAL LIFE
INSURANCE COMPANY AGENTS’
SAVINGS AND PROFIT-SHARING PLAN

By: /s/ Stephen Dover
Stephen Dover, Chairman,
Lincoln National Corporation
Benefits Committee

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing
5.1	Opinion of John L. Steinkamp, regarding legality of the Common Stock	Filed as Exhibit 5(a) to the original registration statement on Form S-1 (No. 35-04711), and incorporated herein by reference
5.2	Opinion of Jacquelyn M. Abbot, regarding legality of the Plan Interests	Filed as Exhibit 5(b) to the original registration statement on Form S-1 (No. 35-04711), and incorporated herein by reference
23.1	Consent of Ernst & Young LLP	Filed herewith
23.2	Consent of John L. Steinkamp	Contained in Exhibit 5.1
23.3	Consent of Jacquelyn M. Abbot	Contained in Exhibit 5.2
24	Powers of Attorney	Filed herewith

E-1